Exhibit 2.1

EXECUTION VERSION

CONTRIBUTION AGREEMENT

by and among

RAVEN ENERGY HOLDINGS LLC,

and

SUNCOKE ENERGY PARTNERS, L.P.

Dated July 20, 2015

v

EXHIBITS

Exhibit A	Form of Assignment Agreement
Exhibit B	Form of Consulting Agreement
Exhibit C	Form of General Release
Exhibit D-1	Form of First Terminal Buildout Agreement
Exhibit D-2	Form of Second Terminal Buildout Agreement
Exhibit E	Form of Jacob Purchase Agreement
Exhibit F	Form of Operating Company Amended Operating Agreement
Exhibit G	Form of Pledge Agreement
Exhibit H-1	Form of Third Amendment to Raven Credit Agreement
Exhibit H-2	Form of Amended and Restated Raven Credit Agreement
Exhibit I	Form of Raven Holdings Transition Services Agreement
Exhibit J	Form of Registration Rights Agreement
Exhibit K	Form of Estoppel Certificate

SCHEDULES

Schedule 1.1-1	Business Locations
Schedule 1.1-2	Business Employees
Schedule 1.1-3	Knowledge of Raven Holdings
Schedule 1.1-4	M/V Privocean Incident
Schedule 1.1-5	Permitted Liens
Schedule 1.1-6	Raven Holdings’ Guarantees
Schedule 1.1-7	Required Consents
Schedule 1.1-8	Retained Intellectual Property
Schedule 1.1-9	Working Capital Accounting Principles
Schedule 4.2	Capitalization of the Operating Company
Schedule 4.3(a)	Audited Financial Statements
Schedule 4.3(b)	2015 Financial Statements
Schedule 4.3(c)	Undisclosed Liabilities
Schedule 4.3(d)	Books of Account
Schedule 4.4	Absence of Change
Schedule 4.5(a)	Real Property
Schedule 4.5(b)	Leased Real Property
Schedule 4.6(a)	Owned Equipment
Schedule 4.6(b)	Leased Equipment
Schedule 4.7	Intellectual Property
Schedule 4.8	Compliance with Law
Schedule 4.8(b)	Business Permits
Schedule 4.9	Material Contracts
Schedule 4.10	Litigation
Schedule 4.11	Insurance
Schedule 4.11(c)	Insurance Claims
Schedule 4.12	Employee Benefits
Schedule 4.13	Employment Matters
Schedule 4.14	Taxes
Schedule 4.15	Transactions With Affiliates
Schedule 4.16	Accounts Receivable
Schedule 4.17(a)	Operators
Schedule 4.17(b)	Environmental Permits
Schedule 4.17(c)	Release of Hazardous Materials
Schedule 4.17(d)	Safety Matters
Schedule 4.20	Banking Relationships
Schedule 4.21	Indebtedness; Existing Credit Support
Schedule 4.24(b)	Significant Suppliers
Schedule 6.1	Conduct of Business
Schedule 7.2(c)	Required Resignations
Schedule 8.5(a)-1	Replacement Guarantees
Schedule 8.5(a)-2	Operating Company Bonds

CONTRIBUTION AGREEMENT

This Contribution Agreement (the “Agreement”) is made effective as of July 20, 2015, by and among Raven Energy Holdings, LLC, a Delaware limited liability company (“Raven Holdings”), and SunCoke Energy Partners, L.P., a Delaware limited liability partnership (“SXCP”).

RECITALS

WHEREAS, Raven Holdings owns one hundred percent (100.0%) of the existing limited liability company membership interests and all other Equity Interests (the “Raven Interest”) in Raven Energy LLC, a Delaware limited liability company (the “Operating Company”); and

WHEREAS, pursuant to the Operating Company Amended Operating Agreement (as defined herein) to be effective immediately prior to the contribution contemplated by this Agreement, the Operating Company will create a form of Equity Interest (the “Holdings’ Incentive Interest”) that will be retained by Raven Holdings following Closing and the Raven Interest shall remain issued and outstanding.

WHEREAS, subject to the terms and conditions set forth herein, Raven Holdings intends to contribute the Raven Interest to SXCP and, in exchange therefor, SXCP intends to (i) pay Raven Holdings the Cash Portion in cash or other immediately available funds and (ii) issue to Raven Holdings a number of common units representing limited partnership interests in SXCP (the “Common Units”).

NOW, THEREFORE, in consideration of the mutual covenants, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Raven Holdings and SXCP, each intending to be legally bound, do hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Definitions. When used in this Agreement, the following terms shall have the meanings specified:

“2015 Balance Sheet” has the meaning set forth in Section 4.3(b);

“2015 Financial Statements” has the meaning set forth in Section 4.3(b);

“Adjustment Amount” has the meaning set forth in Section 2.4(a);

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, is Controlled by, or is under common Control with, such Person.

“Agreement” has the meaning given in the preamble to this Agreement;

“Assignment Agreement” shall mean an assignment of the Raven Interest in the form of Exhibit A attached hereto between Raven Holdings and SXCP;

“Audited Financial Statements” has the meaning set forth in Section 4.3(a);

“Balance Sheet Date” has the meaning set forth in Section 4.3(b);

“Basket” has the meaning set forth in Section 9.5;

“Books and Records” has the meaning set forth in Section 2.3(a)(ii);

“Business” shall mean the storage and transfer of coal, liquids and general bulk commodities, including the ownership or lease of real estate used in connection therewith as conducted by the Operating Company at the locations set forth on Schedule 1.1-1, including all contracts and other assets owned by or leased to the Operating Company or Jacob and used or useful in the conduct of such storage and transfer of coal, liquids and general bulk commodities;

“Business Day” shall mean any day (except a Saturday, Sunday or legal holiday) on which banks are generally open for normal banking business in the City of New York, New York, the United States of America;

“Business Employees” shall mean all employees of the Operating Company or Jacob as of the date of this Agreement, including, without limitation, those persons who would be working for the Operating Company or Jacob as of that date but for the fact that they are disabled or on vacation or on an approved leave of absence on that date and are listed on Schedule 1.1-2 hereto;

“Cap” has the meaning set forth in Section 9.5;

“Cash Portion” has the meaning set forth in Section 2.2(a);

“Chosen Court” has the meaning set forth in Section 11.6;

“Claim” shall mean with respect to any Person, any and all suits, sanctions, legal proceedings, arbitration proceedings, mediation proceedings, claims, judgments, damages, penalties, fines, assessments, awards, settlements or compromises related thereto, liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), obligations, demands, payments, reasonable out-of-pocket costs, reasonable out-of-pocket expenses of whatever kind (including reasonable attorneys’ and consultants’ fees and expenses and disbursements in connection therewith) and losses incurred or sustained by or against such Person, including, without limitation, any remedial obligations that are required under Environmental Laws;

“Claim Notice” has the meaning set forth in Section 9.4(a);

“Closing” shall mean the closing of the contribution of the Raven Interest hereunder, on the Closing Date, at the offices of Foley & Lardner LLP at 321 North Clark Street, Suite 2800, Chicago, Illinois 60654;

“Closing Date” shall mean the Business Day on which the Closing occurs, which shall be no later than 11:59 PM (Central Time) on the tenth (10th) Business Day after the last day of the month in which all of the conditions precedent to Closing set forth in Article VII are satisfied or waived, unless otherwise agreed by the parties hereto;

“Closing Date Balance Sheet” has the meaning set forth in Section 2.4(b);

“Closing Date Working Capital” has the meaning set forth in Section 2.4(b);

“Coal Act” has the meaning set forth in Section 4.12(j);

“Coal Field” shall mean Coalfield Transports, Inc., a West Virginia corporation.

“Code” means the Internal Revenue Code of 1986, as amended;

“Common Units” has the meaning set forth in the recitals to this Agreement;

“Common Unit Portion” has the meaning set forth in Section 2.2(b);

“Company Transaction Expenses” means all change of control payments, sale bonuses, retention payments, severance payments, termination payments and similar payments for which the Operating Company or Jacob is liable and which are triggered in whole or in part by the transactions contemplated by this Agreement and all other expenses, if any, of the Operating Company or Jacob incurred in connection with the preparation, execution and consummation of this Agreement (and the transactions contemplated hereby), including any fees and disbursements of attorneys, investment bankers, accountants and other professional advisors;

“Competing Transaction” has the meaning set forth in Section 6.10;

“Consideration” has the meaning set forth in Section 2.2;

“Consulting Agreement” means a Consulting Agreement in the form attached hereto as Exhibit B between the Operating Company and Christopher Cline;

“Contract” shall mean any legally binding contract, agreement, license, sublicense, assignment, purchase agreement, invoice, indenture, lease, sublease, easement, instrument of indebtedness, security agreement, guarantee, purchase order, sales order, offer to sell, option, right of first refusal, distribution agreement, right to discounts, maintenance agreement or undertaking or instrument of any kind, obligation or other arrangement or agreement, in each case whether oral or written, including any amendments and other modifications thereto;

“Control” (including the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of power to direct or cause the direction of the management policies of a Person;

“Data Room” means all documents and materials posted to, and not removed from, the “Project Bayou” virtual data room website maintained by Raven Holdings and FRLP on www.workshare.com;

“Disclosure Supplement” has the meaning set forth in Section 6.13.

“Environmental Laws” shall mean any federal, state or local statute, law, rule, regulation, ordinance, or code, in effect as of the date hereof, or any rule of common law, in effect as of the date hereof, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the protection, preservation, conservation or regulation of the environment or Hazardous Materials, including, without limitation, the Clean Water Act, as amended, 33 U.S.C. § 1251 et seq., the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 3808 et seq.; and equivalent federal, state and local laws;

“Environmental Permits” has the meaning set forth in Section 4.17(b);

“Equipment” means all machinery and equipment, tooling, molds, tools, furniture, office equipment, vehicles, furnishings and fixtures and other tangible assets and properties of the Operating Company;

“Equipment Leases” has the meaning set forth in Section 4.6(b);

“Equity Interest” shall mean:

(a) the equity ownership rights in an entity, whether a corporation, company, joint stock company, limited liability company, general or limited partnership, joint venture, bank, association, trust, trust company, land trust, business trust, sole proprietorship or other business entity or organization, and whether in the form of capital stock, ownership unit, limited liability company interest, membership interest, limited or general partnership interest or any other form of ownership; and

(b) also includes all rights, warrants, options, convertible securities or indebtedness, exchangeable securities or other instruments, or other rights that are outstanding and exercisable for or convertible or exchangeable into, directly or indirectly, any equity ownership interest described in the foregoing clause (a) at the time of issuance or upon the passage of time or occurrence of some future event;

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended;

“ERISA Affiliate” means any trade or business, whether or not incorporated, which together with Raven Holdings is treated as a single employer under Section 414(b), 414(c), 414(m) or 414(o) of the Code;

“Financing” has the meaning set forth in Section 6.15(b);

“Foresight” means Foresight Energy LLC a Delaware limited liability company, and Oneus LLC d/b/a Savatran LLC, a Delaware limited liability company, both having offices at Metropolitan Square Building, 211 North Broadway, Suite 2600, St. Louis, Missouri 63102;

“FRLP” means FRLP 2008 No. 2 LLC, a Delaware limited liability company;

“GAAP” shall mean and refer to generally accepted accounting principles as in effect in the United States of America at the time of the preparation of the subject financial statements;

“General Partner” shall mean SunCoke Energy Partners GP LLC, a Delaware limited liability company that is the general partner of SXCP;

“General Release” shall mean a General Release of Raven Holdings of all claims and liabilities against the Operating Company and Jacob in the form of Exhibit C attached hereto.

“Governmental Authority” shall mean and refer to any federal, state, provincial, municipal, regional, local or other governmental department or authority, political subdivision, body, agency, ministry, tribunal, court, judicial or administrative body, taxing authority commission, board, bureau, agency or instrumentality, or any court, or other governmental or regulatory organization, body or entity having jurisdiction or effective control over any of the parties hereto, the Operating Company, Jacob or the Business, in each case whether of the United States, any of its possessions or territories, any state or of any foreign nation;

“Hazardous Materials” shall mean and refer to any chemicals, materials or substances which are, as of the date hereof, defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” or “toxic substances” or any other chemical, material or substance, the use of, storage of, or exposure to which is prohibited, limited, or regulated by any applicable Environmental Law, including petroleum or other hydrocarbon products, by-products, derivatives, additives or fractions (including used or spent products), asbestos, polychlorinated biphenyls, or any radioactive materials;

“Holdback Agreements” shall mean (a) a First Terminal Buildout Agreement in the form attached hereto as Exhibit D-1 between the Operating Company and Raven Holdings and (b) a Second Terminal Buildout Agreement in the form attached hereto as Exhibit D-2 between the Operating Company and Raven Holdings;

“Holdback Amount” means the Budgeted Buildout Completion Cost as defined by and calculated under the First Terminal Buildout Agreement plus the Budged Second Dumper Completion Cost as defined by and calculated under the Second Terminal Buildout Agreement;

“Holdings’ Incentive Interest” has the meaning set forth in the recitals to this Agreement;

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (15 U.S.C. § 18a), as amended;

“HSR Materials” has the meaning set forth in Section 6.4;

“IRS” shall mean the Internal Revenue Service;

“Indemnified Parties” has the meaning set forth in Section 9.3;

“Indemnifying Party” has the meaning set forth in Section 9.4;

“Independent Accountants” has the meaning set forth in Section 2.4(c);

“Intellectual Property” shall mean and refer to;

(a) patents, patent applications, continuations, continuations-in-part, divisions, reissues, patent disclosures, inventions (whether patentable or unpatentable and whether or not reduced to practice) and improvements thereto;

(b) trademarks, service marks, trade dress, logos, trade names, brand names and corporate names, and any other source-identifying designations or devices, including Internet domain names and registrations thereof, along with the goodwill associated with the foregoing and registrations and applications for registration thereof;

(c) works of authorship (whether or not copyrightable and whether or not published) including all product manuals, marketing brochures, training materials and web site content, and all copyrights and registrations and applications for registration thereof;

(d) mask works and registrations and applications for registration thereof;

(e) computer software, data and documentation;

(f) trade secrets and confidential business information (including ideas, formulas, and compositions, know-how, manufacturing and production processes and techniques, research and development information, software products in development, drawings, specifications, designs, plans, proposals, technical data, financial (excluding benefit plans), marketing, and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information) and other proprietary information;

(g) copies and tangible embodiments thereof (in whatever form or medium); and

(h) customer lists and world wide web sites;

“Interim Period” has the meaning set forth in Section 6.10;

“Jacob” shall mean Jacob Materials Handling, LLC, a Delaware limited liability company.

“Jacob Closing” shall mean that “Closing” has occurred under the Jacob Purchase Agreement and the Operating Company has paid to Coal Field the “Purchase Price” payable under the Jacob Purchase Agreement.

“Jacob Purchase Agreement” shall mean an agreement between the Operating Company and Coal Field in the form attached hereto as Exhibit E pursuant to which Coal Field shall sell,

assign and transfer to the Operating Company all of the issued and outstanding Equity Interests of Jacob and any other agreements and documents that the parties determine are reasonably necessary to effect such sale, assignment and transfer, together with all other agreements and documents necessary to effect such assignment and transfer of the Equity Interests of Jacob to the Operating Company;

“Knowledge of Raven Holdings” shall mean and refer to the actual knowledge of the individuals listed on Schedule 1.1-3 after reasonable and due inquiry;

“Laws” shall mean all applicable laws, statutes, rules, regulations, treaties, orders, protocols, judgments, common law, decrees, directives, writs, ordinances and other pronouncements having the effect of law of the United States or any other country or any state, county, city, territory or other political subdivision thereof or of any other Governmental Authority;

“Leased Equipment” has the meaning set forth in Section 4.6(b);

“Liens” shall mean and refer to any and all liens (statutory or otherwise), encumbrances, mortgages, charges, claims, restrictions, pledges, security interests and impositions, deed of trusts, claims, options, right to purchase, right to obtain, right to lease, right to possess, right to use, right of first refusal, right of first offer or other third party right, leases, easements, right of ways, covenants, title defects, licenses, reservations, hypothecations, assignments, voting trusts, proxies, restrictions, equity interests, judgments or other encumbrance of any kind or nature whatsoever, whether voluntary or involuntary, choate or inchoate (including any agreement to give any of the foregoing and any conditional sale or other title retention agreement);

“Loss” and “Losses” has the meaning set forth in Section 9.2;

“Material Adverse Effect” shall mean and refer to any event, change, fact, circumstance or condition that has a material adverse effect on:

(a) the assets, properties, business, results of operations or condition (financial or otherwise) of the Business, the Operating Company or Jacob taken as a whole, or

(b) the ability of Raven Holdings to consummate the transactions contemplated hereby, other than any event, change, fact, circumstance or condition arising out of or resulting from:

(i) any adverse change to the United States economy in general or the economy of any foreign country in general in which the Business is conducted,

(ii) any adverse change in the coal industry generally,

(iii) any adverse change to financial, banking or securities markets generally (including any disruption thereof and any decline in the price of any security or any market index),

(iv) the announcement of the Agreement and/or the announcement of any of the transactions contemplated hereunder, the fulfillment of the parties’ obligations hereunder or the consummation of the transactions contemplated by this Agreement, or

(v) any outbreak or escalation of hostilities or act of terrorism involving the United States or any declaration of war by the United States;

(vi) any change in Laws or in GAAP; or

(vii) provided, however, that the matters included in clauses (v) and (vi) may constitute or be taken into account in determining whether there has been a Material Adverse Effect to the extent that such matters (y) affect the Operating Company, Jacob or the Business in a manner that is materially disproportionate to other similarly situated companies or (z) cause physical damage to or destruction of the Business;

“Material Contracts” has the meaning set forth in Section 4.9(a);

“Material Intellectual Property” has the meaning set forth in Section 4.7;

“M/V Privocean Incident” means that certain April 6, 2015 incident involving the ship M/V Privocean, as further described on Schedule 1.1-4.

“Murray” means Murray American Coal, Inc., a Delaware corporation, having offices at 46226 National Road, St. Clairsville, Ohio 43950;

“Notice Period” has the meaning set forth in Section 9.4(a);

“Operating Company” has the meaning set forth in the recitals to this Agreement;

“Operating Company Amended Operating Agreement” means that certain Second Amended and Restated Operating Agreement of the Operating Company in the form of Exhibit F attached hereto to be entered into and effective immediately before closing pursuant to which the Operating Company shall create and issue to Raven Holdings the Holdings’ Incentive Interest and the Raven Interest shall remain issued and outstanding;

“Operating Company Assets” shall mean and refer to all assets and properties of any nature, tangible and intangible, of the Operating Company;

“Operating Company Organizational Documents” means the articles of organization (or equivalent) and operating agreement of Raven Energy LLC;

“Organizational Documents” means, with respect to any Person, the articles of incorporation, certificate of incorporation, certificate of formation, certificate of limited partnership, bylaws, limited liability company agreement, operating agreement, partnership agreement, stockholders’ agreement, and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments thereto;

“Owned Equipment” has the meaning set forth in Section 4.6(a);

“Partnership Agreement” means that certain First Amendment and Restated Agreement of Limited Partnership of SunCoke Energy Partners, L.P., dated as of January 24, 2013, by and among the General Partner, SunCoke Energy, Inc. and the other parties thereto (as the same now exists or may hereafter be further amended, modified, supplemented, extended, renewed, restated or replaced);

“PBGC” means the Pension Benefit Guaranty Corporation;

“Permits” shall mean and refer to all permits, licenses and governmental authorizations, registrations and approvals required to be obtained in the conduct of the Business of the Operating Company (as currently conducted), including, but not limited to, those Permits listed on Schedules 4.17(b) and 4.17(c) attached hereto;

“Permitted Liens” shall mean, collectively:

(a) all non-monetary Liens set forth in Schedule 1.1-5 which would not, individually or in any combination, interfere with the use of or adversely affect the value of the Operating Company Assets (as herein defined) or the Business in any material respect and do not secure indebtedness or the payment of deferred consideration or any other monetary obligations;

(b) all liens for Taxes, assessments, water and sewer rents and other governmental charges not yet due and payable, but which are reflected in the financial statements and which would not, individually or in any combination, interfere with the use of or adversely affect the value of the Operating Company Assets or the Business in any material respect;

(c) all liens for Taxes, assessments, water and sewer rents and other governmental charges being contested in good faith by appropriate proceedings, to the extent reflected in the financial statements; and

(d) the following, but only to the extent the following would not, individually or in any combination, interfere with the use of or adversely affect the value of the Operating Company Assets or the Business in any material respect:

(i) recorded easements, covenants, rights of way and other similar nonmonetary restrictions of record;

(ii) zoning, dock siting, and other similar restrictions, without, however, limiting in any manner any covenants, warranties and representations in this Agreement, including those regarding compliance and continued compliance with Laws;

(iii) mechanics’ liens and similar liens for labor, materials, or supplies incurred in the ordinary course of business consistent with past practice for amounts not past due and reflected in the financial statements;

(iv) liens arising by operation of Law, including liens arising by virtue of rights of customers, suppliers and subcontractors in the ordinary course of business, for amounts not past due and reflected in the financial statements;

(v) liens for amounts reflected in the financial statements, but not yet past due, and arising by operation of law or statute, including, without limitation landlord’s liens, except to the extent relating to payment obligations to which there is a breach or default;

(vi) restrictions under applicable state and federal securities laws; and

(vii) Raven Credit Agreement Liens.

“Person” shall mean and refer to any natural person, corporation, limited liability company, association, joint stock company, trust, partnership, governmental entity, agency or branch or department thereof, or any other legal entity;

“Plan” has the meaning set forth in Section 4.12(a);

“Pledge Agreement” means that certain pledge of a portion of the Common Unit Portion in the form attached hereto as Exhibit G by Raven Holdings in favor of SXCP;

“Policies” has the meaning set forth in Section 4.11;

“Pre-Adjusted Consideration” has the meaning set forth in Section 2.2;

“Pre-Closing Tax Period” has the meaning set forth in Section 8.2(b);

“Prudent Industry Practices” shall mean (a) those practices, methods and acts that when engaged in are commonly used in the ownership and operation of bulk material terminal facilities; or (b) in the absence of such practices, methods and acts described in the foregoing clause (a), those practices, methods and acts that, in the exercise of reasonable business judgment considering the facts known, when engaged in could have been expected to achieve the desired result consistent with applicable law; provided, that Prudent Industry Practice is not limited to the optimum practice, method or act but rather is a spectrum of possible practices, methods or acts;

“Raven Credit Agreement” shall mean that certain Amended and Restated Credit Agreement, dated as of June 28, 2013, by and among the Operating Company, the lenders party thereto from time to time, and Branch Banking and Trust Company, as administrative agent (as the same now exists or may hereafter be further amended, modified, supplemented, extended, renewed, restated or replaced);

“Raven Credit Agreement Amendment” shall mean, collectively, (a) a third amendment of the Raven Credit Agreement in the form attached hereto as Exhibit H-1 between Tyler Forks and the Operating Company and (b) the amended and restated Raven Credit Agreement in the form attached hereto as Exhibit H-2 between Tyler Forks and the Operating Company;

“Raven Credit Agreement Liens” means Liens granted pursuant to the Raven Credit Agreement;

“Raven Holdings” has the meaning set forth in the preamble to this Agreement;

“Raven Holdings’ Guarantees” means the financial commitments, guarantees, collateral agreements or similar undertakings listed on Schedule 1.1-6 pursuant to which Raven Holdings and/or its Affiliates (other than the Operating Company and Jacob) provide guarantees of certain obligations of the Operating Company or Jacob;

“Raven Holdings Indemnified Parties” has the meaning set forth in Section 9.3;

“Raven Holdings Transition Services Agreement” shall mean a transition services agreement in the form attached hereto as Exhibit I between Raven Holdings and the Operating Company;

“Raven Interest” has the meaning set forth in the recitals to this Agreement;

“Raven Title Policy” shall mean that certain Loan Policy of Title Insurance Issued by First American Title Insurance Company of Louisiana, Policy Number 5211322-006323e, as amended by that certain Endorsement dated June 28, 2013 and that certain Endorsement dated April 27, 2015.

“Real Property” has the meaning set forth in Section 4.5(a);

“Registration Rights Agreement” shall mean a Registration Rights and Lock-up Agreement in the form attached hereto as Exhibit J between SXCP and Raven Holdings;

“Release” shall mean and refer to any release, spill, leaking, disposal, discharge, escape or leaching of any Hazardous Materials into the environment, whether intentional or unintentional;

“Required Consents” means the consents identified on Schedule 1.1-7;

“Restricted Period” has the meaning set forth in Section 8.3(b);

“Retained Intellectual Property” shall mean and refer to:

(a) all Intellectual Property set forth on Schedule 1.1-8; and

(b) any brand name, corporate name, trade name, trade dress or other indication of source or origin incorporating or based on the terms “Cline”, “Foresight”, or “Insight” and any mark confusingly similar thereto and the goodwill associated therewith;

“Review Period” has the meaning set forth in Section 2.4(c);

“Safety Laws” shall mean and refer to any federal, state or local statute, law, rule, regulation, ordinance, code, guideline or written policy in effect as of the date hereof, or any rule of common law now in effect and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to public or employee health or safety, including, without limitation, the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq. and the Federal Mine Safety and Health Act of 1977, 30 U.S.C. § 801 et seq;

“Schedule” and “Schedules” has the meaning set forth in Section 11.1.

“Securities Act” means the Securities Act of 1933, as amended;

“Significant Suppliers” has the meaning set forth in Section 4.24(b);

“Subsidiary” shall mean, with respect to any Person, any corporation or other entity of which more than fifty percent (50%) of the total voting power of shares of capital stock entitled to vote in the election of directors or others performing similar functions is at the time owned or controlled, directly or indirectly, by such Person or a Subsidiary thereof;

“SXCP” has the meaning set forth in the preamble to this Agreement;

“SXCP Indemnified Parties” has the meaning set forth in Section 9.2;

“SXCP SEC Documents” has the meaning set forth in Section 5.10;

“Target Working Capital” shall mean Three Million Dollars ($3,000,000).

“Tax Returns” shall mean and refer to any report, return, amended return, refund claim, information statement, payee statement or other information provided or required to be provided to any Governmental Authority, with respect to Taxes, including any return of an affiliated, combined or unitary group;

“Taxes” shall mean and refer to (i) any and all taxes, levies, imposts, duties, assessments, charges, unclaimed property or escheat obligations and withholdings imposed or required to be collected by or paid over to any Governmental Authority, including any interest, penalties, fines, assessments or additions imposed in respect of the foregoing, or in respect of any failure to comply with any requirement regarding Tax Returns and (ii) any amount required to be paid with respect to any of the items described in (i) as a result of being or having been a transferee or successor, a member of an affiliated, consolidated, combined, unitary or similar group for any period, by reason of a contractual obligation or otherwise;

“Title Company” has the meaning set forth in Section 6.11;

“Tyler Forks” shall mean Tyler Forks Iron Company LLC; and

“Working Capital” shall mean, as of a given date, the amount calculated in accordance with Schedule 1.1-9.

ARTICLE 2

CONTRIBUTION OF INTEREST

Section 2.1 Contribution of Raven Interest. At the Closing, Raven Holdings shall contribute to SXCP, and SXCP shall accept and receive from Raven Holdings, the Raven Interest, free and clear of all Liens and SXCP shall be admitted as a member of the Operating Company.

Section 2.2 Consideration. In consideration for the contribution of the Raven Interest on the terms and subject to the conditions set forth herein, SXCP shall deliver to Raven Holdings at the Closing an aggregate amount of consideration equal to Four Hundred Twelve Million Dollars ($412,000,000), in the forms and amounts as further described below (the “Pre-Adjusted Consideration”):

(a) SXCP shall pay Raven Holding One Hundred Ninety-Three Million Three Hundred Eighty-Six Thousand One Hundred and Thirty-Three Dollars ($193,386,133) in cash or other immediately available funds (the “Cash Portion”); provided, however, that in the event the Holdback Amount is less than Twenty One Million Six Hundred Twenty-Two Thousand and Seventy-Six Dollars ($21,622,076), the Cash Portion shall be increased by the difference between such amount and the Holdback Amount;

(b) SXCP shall issue to Raven Holdings, by means of a private placement in accordance with Section 5.6(a) of the Partnership Agreement, Common Units (the “Common Unit Portion”) having an agreed upon value of approximately Eighty Two Million Four Hundred Thousand Dollars ($82,400,000), based upon the average closing price of such Common Units on the New York Stock Exchange for the period of twenty-five (25) consecutive trading days immediately prior to the execution hereof;

(c) SXCP shall guarantee the Operating Company’s continuing liability for its outstanding debt obligations, aggregating approximately One Hundred Fourteen Million Five Hundred Ninety-One Thousand Seven Hundred and Ninety-One Dollars ($114,591,791), under the Raven Credit Agreement, as amended by the Raven Credit Agreement Amendment; and

(d) SXCP shall pay the Operating Company, to be retained by the Operating Company, the Holdback Amount to pay for certain capital projects as set forth in the Holdback Agreements.

The Pre-Adjusted Consideration shall be adjusted in accordance with Section 2.4. For purposes hereof, “Consideration” means the Pre-Adjusted Consideration as increased or decreased by the Adjustment Amount, if any.

Section 2.3 Deliveries at Closing.

(a) Deliveries of Raven Holdings. At or prior to the Closing, in addition to the deliveries required to be made by Raven Holdings at or prior to the Closing pursuant to Article 7 hereof, Raven Holdings shall deliver (or cause to be delivered) to SXCP each of the following:

(i) the Assignment Agreement executed by Raven Holdings, the original membership interest certificates representing the Raven Interest, if any, and such other documents as SXCP reasonably determines are necessary to effect or evidence the assignment and transfer of the Raven Interests to SXCP and the admission of SXCP as a member of the Operating Company;

(ii) to the extent not located on the properties or assets of the Operating Company acquired by SXCP pursuant to this Agreement or in the Data Room, all books, records, ledgers, reports, plans, files and accounts, manuals, documents, correspondence, studies, instruments, papers and other similar materials, in paper or electronic form, related to the ownership, business, assets or condition of either the Operating Company or Jacob or of Raven Holdings or any of its Affiliates to the extent primarily relating to the Operating Company, Jacob or the Business, including, the Organizational Documents of the Operating Company and Jacob and the minutes or other records of all actions of members or managers of the Operating Company and Jacob (the “Books and Records”);

(iii) the Operating Company Amended Operating Agreement, the Raven Holdings Transition Services Agreement and the Holdback Agreements, each executed by Raven Holdings and the Operating Company, and the Pledge Agreement and Registration Rights Agreement, each executed by Raven Holdings;

(iv) The Jacob Purchase Agreement executed by Coal Field and the Operating Company;

(v) the loans under the Raven Credit Agreement shall have been assigned to Tyler Forks and the Raven Credit Agreement Amendment shall have been executed by Tyler Forks and the Operating Company;

(vi) the General Release executed by Raven Holdings;

(vii) the Consulting Agreement executed by Christopher Cline and the Operating Company;

(viii) a certificate, in the form and substance reasonably satisfactory to SXCP, dated as of the Closing Date, in compliance with Treasury Regulations issued pursuant to Section 1445 of the Code, confirming that FRLP is not a “foreign person” as defined in Section 1445 of the Code and a complete and executed IRS Form W-9 on behalf of FRLP;

(ix) a certificate, dated as of the Closing Date, of the appropriate and authorized officer of Raven Holdings certifying (i) that attached or appended to such certificate is a true and correct copy of the resolutions of the manager or other appropriate authorizing person of Raven Holdings authorizing the execution, delivery and performance of the Agreement and each related transaction document to be executed, delivered and performed by Raven Holdings; (ii) the names and signatures of the duly elected or appointed officer(s) of Raven Holdings who are authorized to execute and deliver the Agreement and each related transaction document to which Raven Holdings is a party; (iii) true and complete copies of the Organizational Documents of Raven Holdings; and (iv) a certificate of the relevant Governmental Authority of Raven Holdings’ jurisdiction of formation as to the good standing of Raven Holdings dated as of a date as close to the Closing Date as reasonably practicable;

(x) certificates, dated as of the Closing Date, of the appropriate and authorized officers of the Operating Company and Jacob, as applicable, certifying (i) the names and signatures of the duly elected or appointed officer(s) of the Operating Company or Jacob, as applicable, who are authorized to execute and deliver each transaction document to which the Operating Company or Jacob, as applicable, is a party, (ii) true, complete copies of the Organizational Documents of the Operating Company or Jacob, as applicable, including a copy of the certificate of formation (or equivalent document) of the Operating Company or Jacob, as applicable, certified as of a recent date by the relevant Governmental Authority of the Operating Company’s or Jacob’s, as applicable, jurisdiction of formation, and (iii) a certificate of the relevant Governmental Authority of the Operating Company’s jurisdiction of formation and each other jurisdiction where the Operating Company or Jacob, as applicable, is registered or authorized to do business as to the good standing of the Operating Company or Jacob, as applicable, dated as of a date as close to the Closing Date as reasonably practicable;

(xi) an estoppel certificate, in form attached hereto as Exhibit K, dated as of the Closing Date, from Foresight Energy LLC; and

(xii) certificates, dated as of the Closing Date, of appropriate and authorized officers of Raven Holdings certifying that the conditions set forth in Section 7.2(a) and 7.2(b) of this Agreement are true and correct as of the Closing Date.

(b) Deliveries of SXCP. At or prior to the Closing, in addition to the deliveries required to be made by SXCP at or prior to the Closing pursuant to Article 7 hereof, SXCP shall deliver to Raven Holdings each of the following:

(i) The Pre-Adjusted Consideration delivered as described below:

(A) SXCP shall pay and deliver the Cash Portion of the Consideration (other than the Holdback Amount) by wire transfer to an account specified in writing to SXCP at least two (2) business days prior to the Closing Date by Raven Holdings;

(B) SXCP shall pay the deliver the Holdback Amount by wire transfer to an account of the Operating Company; and

(C) SXCP shall issue the Common Unit Portion to Raven Holdings and shall deliver, at the option of Raven Holdings (which such option is exercisable by notice to SXCP at least five (5) days prior to the Closing Date), evidence of issuance of certificates evidencing the Common Unit Portion or the Common Unit Portion credited to book-entry accounts maintained by SXCP’s transfer agent;

(ii) The Assignment Agreement, Pledge Agreement and Registration Rights Agreement, each executed by SXCP;

(iii) a certificate, dated as of the Closing Date, of the secretary (or other appropriate and authorized officer) of SXCP certifying (i) that attached or appended to such certificate is a true and correct copy of the resolutions of the appropriate authorizing body of SXCP authorizing the execution, delivery and performance of the Agreement and each related transaction document to be executed, delivered and performed by SXCP; (ii) the names and signatures of the duly elected or appointed officer(s) of SXCP who are authorized to execute and deliver the Agreement and each related transaction document to which SXCP is a party; (iii) true and complete copies of the Organizational Documents of SXCP; and (iv) a certificate of the relevant Governmental Authority of SXCP’s jurisdiction of formation as to the good standing of SXCP dated as of a date as close to the Closing Date as reasonably practicable; and

(iv) a certificate, dated as of the Closing Date, of an appropriate and authorized officer of SXCP certifying that the conditions set forth in Section 7.3(a) and 7.3(b) of this Agreement and true and correct as of the Closing Date.

Section 2.4 Adjustment Amount and Payment.

(a) The “Adjustment Amount” (which may be a positive or negative number) will be equal to the amount determined by subtracting the Target Working Capital from the Closing Date Working Capital. The Adjustment Amount shall be paid (i) by Raven Holdings in immediately available funds by wire transfer to an account specified by SXCP (if the Adjustment Amount is negative) or (ii) by SXCP in immediately available funds by wire transfer to an account specified by Raven Holdings (if the Adjustment Amount is positive); provided, however, that no Adjustment Amount shall be payable by Raven Holdings or SXCP if the Adjustment Amount is equal to or greater than negative Two Hundred and Fifty Thousand Dollars ($250,000) and less than or equal to positive Two Hundred and Fifty Thousand Dollars ($250,000). All such payments shall be made together with interest at the rate of 3.0% per annum, which interest shall begin accruing on the Closing Date and end on the date the payment is made. Within five business days after the calculation of the Closing Date Working Capital and the Adjustment Amount becomes binding and conclusive on the parties pursuant to this Section 2.4 of this Agreement, Raven Holdings or SXCP, as the case may be, shall make the wire transfer payment provided for in this Section 2.4.

(b) As promptly as practicable, but in any event within 60 days following the Closing, SXCP, at its sole cost and expense, will prepare and deliver to Raven Holdings an unaudited balance sheet of the Business as at the Closing Date (the “Closing Date Balance Sheet”) and a calculation of the Working Capital as of the Closing Date (the “Closing Date Working Capital”) and a calculation of the Adjustment Amount. The Closing Date Balance Sheet and the calculations of the Closing Date Working Capital and Adjustment Amount derived from the Closing Date Balance Sheet shall be (i) prepared on a basis consistent with both the preparation of the 2015 Balance Sheet, and the methodology used in the calculation of the Target Working Capital as described on Schedule 1.1-9 except that all income Tax liabilities shall be excluded from the Closing Date Balance Sheet and (ii) prepared in accordance with GAAP, except for the absence of footnotes and as modified by the principles, policies and practices set forth on Schedule 1.1-9 and the exceptions to GAAP described in Schedule 4.3(b).

(c) Following receipt of the Closing Date Balance Sheet and the calculations of the Closing Date Working Capital and Adjustment Amount, Raven Holdings will be afforded a period of 30 days to review the Closing Date Balance Sheet, the Closing Date Working Capital and the Adjustment Amount (the “Review Period”). Raven Holdings shall be deemed to have accepted the Closing Date Balance Sheet, the Closing Date Working Capital and the Adjustment Amount for purposes of this Section 2.4 unless, prior to the expiration of the Review Period, Raven Holdings shall deliver to SXCP written notice and a detailed written explanation of those items in the Closing Date Balance Sheet, the Closing Date Working Capital and the Adjustment Amount that Raven Holdings disputes. Within a further period of 30 days commencing on receipt by SXCP of aforementioned notice from Raven Holdings, the parties will attempt to resolve in good faith any disputed items. Failing such resolution, within such 30 day period, the unresolved disputed items will be referred for final binding resolution to an independent certified public accounting firm of national recognition mutually agreed by the parties (the “Independent Accountants”). The unresolved disputed items (if any) will be deemed to be as determined by the Independent Accountants in accordance with GAAP, subject to the absence of footnotes and the exceptions to GAAP described in Schedule 4.3(b) and by applying the principles, policies and practices set forth on Schedule 1.1-9 and on a basis consistent with preparation of the 2015 Balance Sheet, subject to the exceptions described in Section 2.6(b) above, as soon as practicable. If issues remaining in dispute are submitted to the Independent Accountants for resolution, (i) Raven Holdings and SXCP shall promptly furnish or cause to be furnished to the Independent Accountants such work papers and other documents and information relating to the disputed issues as the Independent Accountants may request and are available to that party or its agents and shall be afforded the opportunity to present to the Independent Accountants any material relating to the disputed issues and to discuss the issues with the Independent Accountants; (ii) the determination by the Independent Accountants, as set forth in a notice to be delivered to both Raven Holdings and SXCP within 60 days after the submission to the Independent Accountants of the issues remaining in dispute, shall be final, binding and conclusive on the parties and not subject to appeal or challenge for any reason (other than gross negligence, fraud or willful misconduct) and shall be used in the calculations of the Closing Date Working Capital and the Adjustment Amount; and (iii) Raven Holdings and SXCP will each bear 50% of the fees and costs of the Independent Accountants for such determination.

Section 2.5 Withholding. SXCP shall be entitled to deduct or withhold from the consideration otherwise payable pursuant to this Agreement such amounts as are required to be deducted or withheld under the Code, or any provision of state, local or foreign Tax Laws. To the extent that amounts are so deducted or withheld, such amounts shall be treated for all purposes of this Agreement as having been paid as otherwise provided hereunder and SXCP shall cause such amounts to be remitted to the applicable Governmental Authority as promptly as practicable.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF RAVEN HOLDINGS

Raven Holdings hereby represents and warrants to SXCP as follows:

Section 3.1 Organization. Raven Holdings is a limited liability company, duly organized, validly existing and in good standing under the laws of its state of organization and has all requisite power and authority to conduct its business as it is now being conducted and to own its properties and to lease those properties leased by it.

Section 3.2 Authorization: Execution and Delivery; Enforceability. Raven Holdings has full power and authority (a) to enter into, deliver and perform this Agreement, and each other agreement or instrument to which it is a party that is executed in connection herewith or delivered pursuant hereto, and (b) to consummate the transactions contemplated hereby and thereby. Raven Holdings’ execution, delivery and performance of this Agreement and all agreements and instruments executed by Raven Holdings in connection herewith or delivered pursuant hereto and the transactions contemplated hereby have been duly authorized by all requisite corporate action. This Agreement and all agreements or instruments executed by Raven Holdings in connection herewith or delivered by Raven Holdings pursuant hereto have been, or will be at Closing, duly executed and delivered by Raven Holdings, and this Agreement and all agreements and instruments executed by Raven Holdings in connection herewith or delivered by Raven Holdings pursuant hereto constitute, or will constitute (when executed and delivered) the legal, valid and binding obligations of Raven Holdings, enforceable in accordance with their respective terms except to the extent that enforcement may be affected by applicable bankruptcy, reorganization, insolvency and similar laws affecting creditors’ rights and remedies generally and by general principles of equity (regardless of whether enforcement is sought at law or in equity).

Section 3.3 No Violation or Conflict: Consents.

(a) No Conflicts. Subject to obtaining the consents and making the filings referred to in Section 3.3(b), the execution, delivery and performance by Raven Holdings of this Agreement and all of the other documents and instruments contemplated hereby to which Raven Holdings is a party and the consummation of the transactions contemplated herein and therein do not and will not:

(i) conflict with, violate or breach any Law, judgment, order or decree binding on Raven Holdings,

(ii) violate any provisions of the certificates of formation, operating agreements or other organizational documents of Raven Holdings, (iii) conflict with, or result in the breach of, or constitute a default under, or result in the termination, cancellation or acceleration (whether after the filing of notice or the lapse of time or both) of any right or obligation of Raven Holdings, the Operating Company or Jacob under any Material Contract, or (iv) result in the creation of any Liens on the Operating Company Assets or the Raven Interest.

(b) Consents. Except (i) for such filings and consents as may be required pursuant to the HSR Act and (ii) for any Required Consents, no consent of any other Person, and no notice to, filing or registration with, or authorization, consent or approval of, any Governmental Authority is necessary or is required to be made or obtained by Raven Holdings in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby;

Section 3.4 Title to Raven Contributed Interest.

(a) As of the date hereof, (i) the Raven Interest (A) constitutes 100% of the issued and outstanding limited Equity Interests in the Operating Company (except for the Holdings’ Incentive Interest) and (B) are duly authorized and validly issued and fully paid (to the extent required by the Operating Company’s Organizational Documents) and non-assessable (except as such non-assessability may be limited by Sections 18-607 and 18-804 of the Delaware Limited Liability Company Act), and (ii) Raven Holdings is the sole member of the Operating Company. The Raven Interest is not subject to and was not issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of local or state law applicable to such interests, the Operating Company’s Organizational Documents, or any Contract to which Raven Holdings or any of its Affiliates is a party or to which it or any of its properties or assets is otherwise bound.

(b) Raven Holdings has good and valid record and beneficial title to the Raven Interest, free and clear of any and all Liens, and, except for restrictions under applicable federal and state securities laws, the Raven Interest is free and clear of any restrictions on transfer, Taxes, or claims. Except as set forth in this Agreement and the Holdings’ Incentive Interest, there are no options, warrants, purchase rights, Contracts or other securities exercisable or exchangeable for any Equity Interests in the Operating Company, any other commitments or Contracts providing for the issuance of additional equity interests, or for the repurchase or redemption of the Raven Interest, or any Contracts of any kind which may obligate the Operating Company to issue, purchase, register for sale, redeem or otherwise acquire any of its equity interests. Upon delivery by Raven Holdings of the transfer document contemplated by Section 2.3(a)(i) and payment of the Pre-Adjusted Consideration, title will pass to and SXCP will have good and valid record and beneficial title to the Raven Interest, free and clear of any Liens, and, except for restrictions under applicable federal and state securities laws, free and clear of any restrictions on transfer, Taxes, or claims.

Section 3.5 Books and Records. The Books and Records are maintained at the Operating Company location at 7790 LA Highway 44, Convent, Louisiana 70723; at Holdings’ headquarters at 3801 PGA Boulevard, Suite 903, Palm Beach Gardens, Florida, 33410; in the Data Room; and at Bailey & Glasser LLP’s office at 209 Capitol Street, Charleston, West Virginia and no Books and Records are maintained at any other location. At Closing, Raven Holdings shall deliver all Books and Records not reasonably related to the performance of Raven Holdings’ duties under the Raven Holdings Transition Services Agreement. On or before the expiration of the Raven Holdings Transition Services Agreement, Raven Holdings shall deliver all Books and Records not delivered at Closing.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF RAVEN HOLDINGS CONCERNING

THE OPERATING COMPANY AND THE OPERATING COMPANY ASSETS

Raven Holdings hereby represents and warrants to SXCP as follows:

Section 4.1 Organization and Authority of the Operating Company and Jacob. Each of the Operating Company and Jacob (a) is duly organized, validly existing and in good standing under the laws of its state of organization; (b) has full entity power and authority to conduct its business as it is now being conducted and to own its properties and to lease those properties leased by it; and (c) is duly qualified to do business as a foreign limited liability company and is in good standing in each jurisdiction in which such qualification is necessary under applicable law as a result of the conduct of its business or the ownership of its properties. Raven Holdings has made available in the Data Room to SXCP true and correct and complete copies of the Operating Company Organizational Documents and the Organizational Documents of Jacob.

Section 4.2 Capitalization of the Operating Company and Jacob.

(a) Raven Holdings is the sole member of the Operating Company and Foresight Management, LLC is the sole manager of the Operating Company. There are no existing options, warrants, calls or commitments relating to, or any securities or rights convertible into, or exercisable or exchangeable for, any Equity Interest of the Operating Company. There are no preemptive rights in effect in respect of any Equity Interest of any of the Operating Company. Except for the Holdings Incentive Interest or as set forth in Schedule 4.2, (i) no Equity Interest of the Operating Company is issued or outstanding, and (ii) there are no commitments or obligations of any kind or character for (A) the issuance of any Equity Interest by the Operating Company or (B) the repurchase, redemption or other acquisition (other than pursuant to this Agreement) of any Equity Interest of the Operating Company. There is no agreement relating to the rights of a member of the Operating Company other than those included in the Operating Company Organizational Documents and, as of the Closing Date, the Operating Company Amended Operating Agreement. The Operating Company does not own, directly or indirectly, (i) any shares of outstanding capital stock of any Person or securities convertible into or exchangeable for capital stock of any Person or (ii) any equity or other participating interest in the revenues or profits of any Person, and the Operating Company is not subject to any obligation to acquire such interest, except that the Operating Company will own, as of the Closing Date, 100% of the Equity Interests of Jacob. The Raven Interests are not certificated.

(b) As of Closing, the Operating Company will be the sole member of Jacob. There are no existing options, warrants, calls or commitments relating to, or any securities or rights convertible into, or exercisable or exchangeable for, any Equity Interest of Jacob. There are no preemptive rights in effect in respect of any Equity Interest of Jacob. Except as set forth in Schedule 4.2, (i) no Equity Interest of Jacob is issued or outstanding, and (ii) there are no commitments or obligations of any kind or character for (A) the issuance of any Equity Interest by Jacob or (B) the repurchase, redemption or other acquisition (other than pursuant to this Agreement) of any Equity Interest of Jacob. There is no agreement relating to the rights of a member of Jacob other than those included in the Organizational Documents of Jacob. As of the date hereof, Jacob has no Equity Interest in any other Person, and as of the Closing Date, Jacob will have no Equity Interest in any other Person.

Section 4.3 Financial Statements; Absence of Undisclosed Liabilities.

(a) The audited consolidated financial statements of the Operating Company and Jacob (the “Audited Financial Statements”) as of December 31, 2013 and December 31, 2014 and for the calendar years then ended including the consolidated balance sheets, consolidated statements of operations, consolidated statements of members’ equity and consolidated statements of cash flows together with the report of the independent accountants thereon are attached hereto as Schedule 4.3(a). Except as set forth in Schedule 4.3(a), the Audited Financial

Statements have been prepared in accordance with GAAP consistently applied throughout the periods indicated and are based on the assumptions described in the comments thereto. The Audited Financial Statements present fairly in all material respects the financial condition and results of the operations of the Operating Company and Jacob as of the dates thereof, and for the period then ended, in each case after giving effect to the assumptions described in the comments thereto and reflect appropriate accruals (in all material respects) consistent with GAAP as consistently applied.

(b) The unaudited consolidated balance sheet of the Operating Company and Jacob (the “2015 Balance Sheet”) as of June 30, 2015 (the “Balance Sheet Date”) and the related unaudited consolidated statement of operations for the six month period from January 1, 2015 through June 30, 2015 (together with the 2015 Balance Sheet, the “2015 Financial Statements”) are attached as Schedule 4.3(b). Except as set forth in Schedule 4.3(b), the 2015 Financial Statements have been prepared in accordance with GAAP consistently applied throughout the periods indicated and are based on the assumptions described and the comments thereto, and except for the absence of footnotes and typical year-end adjustments, the 2015 Financial Statements present fairly in all material respects the financial condition and results of operations of the Operating Company and Jacob as of the dates thereof, and for the period then ended, in each case after giving effect to the assumptions described in the comments thereto and reflect appropriate accruals (in all material respects) consistent with GAAP, as consistently applied except as set forth herein.

(c) Neither the Operating Company, nor Jacob has any liabilities or obligations of any kind, whether absolute, accrued, asserted or unasserted, contingent or otherwise, that are required to be disclosed on a balance sheet prepared in accordance with GAAP, other than (i) as set forth in Schedule 4.3(c); (ii) as reflected on or accrued or reserved against in the 2015 Balance Sheet; and (iii) nonmaterial liabilities incurred since the date of the 2015 Balance Sheet in the ordinary course of business consistent with past practice.

(d) Except as set forth in Schedule 4.3(d), the books of account and minute books of the Operating Company and Jacob, all of which have been made available to SXCP in the Data Room, are true, complete and correct in all material respects and have been maintained in accordance with historical business practices.

(e) The minute books of the Operating Company and Jacob contain accurate and complete records of all meetings held of, and all material action taken by, the members of the Operating Company for which such authorization is required.

Section 4.4 Absence of Change. Except as set forth in Schedule 4.4, since January 1, 2015, with respect to both the Operating Company and Jacob, (i) the business has been conducted in accordance with the ordinary course of business and consistent with past practice, (ii) there has not occurred an Material Adverse Effect and (iii) neither the Operating Company, nor Jacob has taken any action or proposed to take any action that, if taken after the date hereof, would require the prior written consent of SXCP pursuant to Section 6.1.

Section 4.5 Real Property.

(a) Real Property. Schedule 4.5(a) sets forth a list of all real property (including easements, rights-of-way and similar interests in real property benefitting real property) owned by the Operating Company (the “Real Property”). Except for the Permitted Liens, the Operating Company holds good and marketable fee simple title to the Real Property free and clear of any Lien, except for Liens for Taxes not yet due or that may be paid without interest or penalty. Jacob does not own any real property (including easements, rights-of-way and similar interests in real property benefitting real property). Jacob does not hold any real property interests.

(b) Real Property Leases. Except as set forth in Schedule 4.5(b), neither Jacob nor the Operating Company is a lessee or lessor under any real property lease.

(c) Real Property. There are now in full force and effect duly issued permits, licenses or certificates of occupancy permitting the Real Property to be legally used and occupied as the same are now constituted. The Operating Company and the Real Property is in material compliance with all restrictions, covenants and agreements related to the Real Property. No Real Property (i) is subject to any condition or circumstance that would prohibit, adversely affect or, to the Knowledge of Raven Holdings, threaten, ordinary rights of access to and from existing publicly dedicated and open roads, and the Real Property currently has such access; (ii) contains improvements encroaching upon or from adjacent land; or (iii) is subject to any planned or proposed increase in assessed valuations. To the Knowledge of Raven Holdings, no public improvements have been commenced and none are planned, which in either case, may result in special assessments against or otherwise materially adversely affect any Real Property, and none of the Real Property is subject to any order, decree or threat of condemnation, taking or expropriation by any Governmental Authority or other party. Each Real Property is plotted as a single separate of real estate for conveyancing and taxing purposes.

Section 4.6 Equipment.

(a) Owned Equipment. Schedule 4.6(a) sets forth a list of each piece of Equipment (other than any piece of Equipment which has a net book value of less than $10,000) that is owned by the Operating Company (the “Owned Equipment”). The Operating Company has good and marketable title to the Owned Equipment owned by it. As used in this Section 4.6(a), “good and marketable title” shall mean title which is free and clear of all Liens other than Permitted Liens. Jacob does not own any Equipment.

(b) Leased Equipment. Schedule 4.6(b) sets forth (a) a list of each piece of Equipment (other than fixtures) that is leased by the Operating Company (the “Leased Equipment”) and (b) a true and complete list of all equipment leases (the “Equipment Leases”) with respect to the Lease Agreement, each of which is treated as an operating lease. The Operating Company has good and marketable leasehold title to the Leased Equipment. As used in this Section 4.6(b), “good and marketable leasehold title” shall mean a valid and subsisting leasehold interest which is free and clear of all Liens, other than Permitted Liens. Jacob is not the lessee of any Equipment.

Section 4.7 Intellectual Property. Schedule 4.7 attached hereto contains a complete list of all Intellectual Property (excluding the Retained Intellectual Property) owned by or licensed to the Operating Company that is material to the Business (collectively, the “Material

Intellectual Property”). The Operating Company either (a) owns the entire right, title and interest in the Material Intellectual Property, or (b) holds such Material Intellectual Property pursuant to a valid, subsisting and enforceable license. Except as set forth on Schedule 4.7, there are no claims, demands or proceedings instituted, pending or, to the Knowledge of Raven Holdings, proposed or threatened by any third party pertaining to, or challenging the Operating Company’s use of or right to use, any of the Material Intellectual Property. Jacob does not own or hold any license to any Intellectual Property. Except as set forth on Schedule 4.7, the conduct of the Business by the Operating Company and Jacob does not infringe upon any intellectual property rights of any third party.

Section 4.8 Compliance with Law.

(a) Except as set forth on Schedule 4.8, the Operating Company and Jacob are and have been at all times in compliance in all material respects with all applicable Laws. Except as set forth on Schedule 4.8, neither Raven Holdings, the Operating Company nor Jacob has received any notice asserting or alleging a material violation or failure to comply with any Law. To the Knowledge of Raven Holdings, there has been no event, act, or omission by Raven Holdings, any of its Affiliates or any third party, which would cause the Operating Company or Jacob to be liable in a material amount for any failure to comply with any applicable Law.

(b) Schedule 4.8(b) correctly describes each Permit related to the Business together with the name of the Governmental Authority or entity issuing such Permit except for such Permits the failure of which to hold would not have, or would not reasonably be expected to have, individually or in the aggregate, a material effect on the Operating Company, Jacob or the Business, or materially impair the ability of Raven Holdings to consummate the transactions contemplated hereby or the ability of SXCP to conduct the Business following the Closing. Except as set forth in Schedule 4.8(b), (i) such Permits are valid and in full force and effect; (ii) Raven Holdings is not in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, such Permits, except for such defaults and conditions that would not be material; and (iii) none of such Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated by this Agreement.

(c) All references to Permits in this Section 4.8 exclude Environmental Permits.

Section 4.9 Material Contracts.

(a) Schedule 4.9 attached hereto contains a complete list of contracts, licenses, leases, agreements, or arrangements that are described by one or more of the following categories (not including “Plans” described in Section 4.12) (the “Material Contracts”):

(i) all notes, mortgages, indentures, loan or credit agreements, security agreements and other agreements and instruments reflecting obligations for borrowed money or other monetary indebtedness or otherwise relating to the borrowing of money by, or the extension of credit to the Operating Company or Jacob, or commitments to enter into any such agreements or commitments;

(ii) all management consulting and employment agreements and binding agreements or commitments to enter into the same to which (A) Raven Holdings is a party and which is related primarily to the Business, (B) the Operating Company is a party, or (C) Jacob is a party;

(iii) all Real Property leases, Equipment Leases and all leases, licenses or other agreements with railroads;

(iv) all agreements and purchase orders entered into or issued in the ordinary course of business for the purchase or sale of goods, services, supplies or capital assets requiring aggregate future payments of more than $75,000 by the Operating Company or Jacob;

(v) all joint venture or other agreements involving the sharing of profits or losses to which the Operating Company or Jacob is a party;

(vi) all Contracts with or involving Raven Holdings or any Affiliate of Raven Holdings, on the one hand, and any director, officer or employee of the Operating Company or Jacob, or any Person who is an immediate relative of any such Person, or any combination of such Persons, on the other hand;

(vii) all agreements, including any option agreement, relating to the acquisition or disposition of any business or material real property of the Operating Company or Jacob (whether by merger, sale of stock, sale of assets or otherwise);

(viii) all agreements that (i) limit the freedom of the Operating Company or Jacob to compete in any line of business or with any Person or in any area or which would so limit the freedom of SXCP or its Affiliates or the Business after the Closing, or (ii) contain exclusivity obligations or restrictions binding on Raven Holdings or the Business or that would be binding on SXCP or its Affiliates or the Business after the Closing;

(ix) all agreements relating to any interest rate, currency or commodity derivatives or hedging transaction;

(x) Contracts, orders, decrees or judgments preventing or restricting the Operating Company, Jacob, or the Business from carrying on business in any location;

(xi) Contracts relating to the acquisition by the Operating Company or Jacob of the outstanding capital stock or equity interest of any Person; and

(xii) Contracts or obligations to which (A) Raven Holdings is a party and which is related primarily to the Business, or (B) the Operating Company or Jacob is a party, in each such case, not made in the ordinary course of business and having unexpired terms in excess of one year or requiring aggregate future payments or receipts in excess of $75,000 or otherwise material to the Business.

(b) Raven Holdings has made available to SXCP in the Data Room access to true and complete copies of all Material Contracts, including all amendments and modifications thereto.

(c) Except as disclosed on Schedule 4.9, neither the Operating Company, nor Jacob has received any written or oral notice of any adverse claims with respect to the Material Contracts or any rights described therein.

(d) Each Material Contract required to be disclosed in Schedule 4.9 is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of the Operating Company or Jacob and, to the Knowledge of Raven Holdings, of each other party thereto; and except as disclosed in Schedule 4.9, neither Raven Holdings nor, to the Knowledge of Raven Holdings, any other party to such Material Contract is, or has received notice that it is, in violation or breach of or default under any such Material Contract (or with notice or lapse of time or both, would be in violation or breach of or default under, or give rise to any right to terminate or modify, any such Material Contract) in any material respect.

(e) Except as disclosed in Schedule 4.9, there are no amounts withheld or otherwise offset against amounts otherwise due and payable under any Material Contract.

(f) Neither the Operating Company, nor Jacob has received from the applicable counterparty any written or, to the Knowledge of Raven Holdings, oral notice of termination of, or intent to terminate, any Material Contract.

(g) Neither the Operating Company, nor Jacob has received any written or, to the Knowledge of Raven Holdings, oral notice from any other party to any of the Material Contracts that such other party is entitled to reduce in a material manner any amount to be paid by such party under such Material Contracts as a result of or in connection with any action taken or order issued by any Governmental Authority.

(h) Neither the Operating Company, nor Jacob has a material outstanding claim or cause of action (including relating to availability), whether for liquidated damages or other monetary damages or otherwise, under any Material Contract (including a warranty agreement), and neither the Operating Company, nor Jacob has received written, or to the Knowledge of Raven Holdings, oral, notice of any claim or cause of action (including relating to availability) against it, whether for liquidated damages or other monetary damages, under any Material Contract (including any power purchase or sale agreement).

(i) Except as disclosed in Schedule 4.9, the execution, delivery and performance by Raven Holdings of this Agreement, and the consummation of the transactions contemplated hereby, will not (A) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to any Material Contract, (B) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under any Material Contract, or (C) result in the breach or default under any Material Contract or the creation or imposition of any Lien upon the assets of the Operating Company, Jacob, SXCP or any right of an Operating Company or Jacob under any Material Contract.

Section 4.10 Litigation.

(a) Except as set forth on Schedule 4.8 or Schedule 4.10, there is no claim, legal action, suit, litigation, mediation, arbitration, dispute or investigation, judicial, administrative or otherwise, or any order, decree or judgment, now pending or in effect, or, to the Knowledge of Raven Holdings, threatened against the Operating Company, Jacob, the Business or the Operating Company Assets.

(b) Except as set forth in Schedule 4.10, there is no material order, judgment or injunction of any Governmental Authority of competent jurisdiction directly affecting the Business, or entered directly against the Operating Company, Jacob or the Operating Company Assets.

(c) This Section 4.10 expressly excludes, and does not apply to, any representations or warranties related to matters addressed in Section 4.14 (Taxes) and Section 4.17 (Environmental and Safety).

Section 4.11 Insurance.

(a) Schedule 4.11 lists all insurance policies (including fidelity bonds and other similar instruments) issued to the Operating Company, Jacob, the Business, and the Business Employees, officers and directors of the Operating Company (the “Policies”). Except as set forth on Schedule 4.11, there is no claim by or with respect to the Operating Company or Jacob pending under any of the Policies as to which coverage has been questioned, denied or disputed by the respective underwriters of the Policies or in respect of which such underwriters have reserved their rights. All premiums payable under the Policies have been timely paid, and to the Knowledge of Raven Holdings, Raven Holdings, the Operating Company, and Jacob have otherwise complied in all material respects with the terms and conditions of the Policies. Raven Holdings does not know of any threatened termination of, premium increase with respect to, or alteration of coverage under, any of the Policies.

(b) The Policies provide insurance in such amounts and against such risks as required by applicable Laws and the Contracts to which the Operating Company or Jacob is a party.

(c) Except as set forth on Schedule 4.11(c), neither the Operating Company, nor Raven Holdings, nor Jacob, nor any of their Affiliates has made any claim under any of the Policies or suffered any loss that could give rise to any such claims, in each case, relating to the Operating Company or the Business, for an amount in excess of $75,000. To the Knowledge of Raven Holdings, neither the Operating Company, nor Jacob, nor Raven Holdings, nor any of their Affiliates has failed to give, in a timely manner, any material notice required under any of the Policies to preserve its rights thereunder. Neither Raven Holdings nor any of its Affiliates has received, paid or defended any claims relating to the Operating Company, Jacob, or the Business with respect to any self-insured retention.

Section 4.12 Employee Benefits.

(a) Raven Holdings has made available to SXCP in the Data Room true, correct and complete copies of each material employment, welfare, pension, retirement, profit-sharing, bonus (including sale incentive), incentive, deferred compensation, severance pay, vacation or paid time off, or other-employee benefit plan, fund or program, whether or not within the meaning of Section 3(3) of ERISA, and any stock option, stock purchase stock bonus, or other stock-based or equity incentive compensation plan, program, contract, agreement or arrangement the Operating Company or Jacob currently sponsors or maintains, or to which the Operating Company or Jacob currently contributes or is required to contribute, or with respect to which the Operating Company or Jacob may have liability, for the benefit of any Business Employees (individually a “Plan” and collectively the “Plans”), all of which are set forth in Schedule 4.12.

(b) Each Plan that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS, or it has been timely requested, or is the subject of a favorable opinion letter from the IRS on the form of such Plan, and there are no facts or circumstances that would be reasonably likely to adversely affect the qualified status of such Plan in any material respect; (ii) no “employee pension benefit plan” (as defined in Section 3(2) of ERISA) that is or was maintained or contributed to by the Operating Company, Jacob, or any ERISA Affiliate, is or was subject to the minimum funding requirements of Section 412 of the Code or Section 302 of ERISA or is subject to Title IV of ERISA; (iii) there has been no non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code involving any Plan; (iv) all required employer contributions to each Plan have been made when due (or, in the case of contributions not yet due, have been accrued on the Operating Company’s financial statements and records to the extent required by GAAP); (v) Raven Holdings has made available to SXCP (in the Data Room, in Raven Holdings’ offices in Palm Beach Gardens, FL, or in the offices of the Operating Company in Convent, LA) as to each Plan, if applicable, a true, correct and complete copy of (S) the most recent annual report (Form 5500) filed with the IRS, if applicable, (T) the most recent actuarial valuation report, if applicable, (U) each Plan document, trust agreement, group annuity contract and insurance contract, if any, relating to such Plan, (V) the most recent summary Plan description, (W) forms filed with the PBGC (other than for premium payments) within the twelve-month period preceding the Closing Date, (X) the most recent determination letter or favorable opinion letter issued by the IRS, (Y) any Form 5310 or Form 5330 filed with the IRS and (Z) the nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests) for the preceding three years; (vi) each Plan has been maintained, funded and administered in compliance with the terms of such Plan and are compliant in all material respects with all applicable Laws, including without limitation, ERISA and the Code; (vii) no Plan has been subject to an investigation, claim or audit by a governmental agency within the preceding three years, and there are no pending or, to the Knowledge of Raven Holdings, threatened investigations, claims or audits by any governmental agency, relating to any of the Plans; (viii) there are no pending or, to the Knowledge of Raven Holdings, threatened termination proceedings, pending claims (except claims for benefits payable in the normal operation of the Plans), suits or proceedings against or involving any Plan or asserting any rights to or claims for benefits under any Plan that could give rise to a Material Adverse Effect, and to the Knowledge of Raven Holdings, there are not any facts that could give rise to a Material Adverse Effect, in the event of any such investigation, claim, suit or proceeding; (ix) neither the Operating Company, nor Jacob has no liability under the Code and ERISA (including Title IV of ERISA) on account of an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) that is or was maintained or contributed to by any ERISA Affiliate (x) each Plan may be amended, modified or terminated by the Operating Company or Jacob (without the requirement of obtaining the consent of any employee or former employee of the Operating Company or Jacob or any other Person) without liability except for the payment or satisfaction of benefits accrued, pursuant to the terms of the Plan, prior to the effective date of such termination; (xi) no employee or former employee of the Operating Company or Jacob is a party to an employment contract or similar arrangement; and (xii) any Plan that is subject to the requirements of Section 409A of the Code complies, both in form and in operation, with the requirements of Section 409A of the Code.

(c) No Business Employee will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any Plan or agreement as a result of the transactions contemplated by this Agreement.

(d) Raven Holdings, the Operating Company, and Jacob have fully complied in all material respects with the notice and continuation requirements of Parts 6 and 7 of Subtitle B of Title I of ERISA and Section 4980B of the Code, and the regulations thereunder, whether proposed or final. All reports, statements, returns and other information required to be furnished or filed with respect to the Plans have been timely furnished, filed or both in accordance with ERISA and the Code, if applicable, and they are true, correct and complete in all material respects. Records with respect to the Plans have been maintained in material compliance with ERISA, if applicable. Neither Raven Holdings, the Operating Company, Jacob, nor, to the Knowledge of Raven Holdings, any other fiduciary (as that term is defined in Section 3(21) of ERISA) with respect to any of the Plans has any material liability for any breach of any fiduciary duties under ERISA.

(e) No Plan that is an employee pension benefit plan nor its related trust has been terminated and no event or condition has occurred which presents a material risk of termination. No such Plan has an accumulated funding deficiency (as that term is defined in Section 302 of ERISA and 412 of the Code), whether or not waived. No liability to the PBGC has been incurred with respect to any Plan (other than for premium payments in the ordinary course); there have been no reportable events (as described in Section 4043(c) of ERISA); and no event or condition has occurred which presents a material risk of termination of any Plan by the PBGC.

(f) The actuarial present value of all accrued deferred compensation entitlements of employees and former employees of the Operating Company and Jacob (and their respective beneficiaries) other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Code, are fully reflected on the Financial Statements.

(g) No Plan is, and Raven Holdings, the Operating Company, Jacob, and any ERISA Affiliate have not contributed to and do not have any liability to or with respect to, a “multiemployer plan,” as that term is defined in Section 3(37) of ERISA (as particularly amended by The Multiemployer Pension Plan Amendments Act of 1980).

(h) Raven Holdings, Jacob, and the Operating Company are not now liable, nor have they potential liability, under Sections 4063 or 4064 of ERISA, and cannot, whether by reason of the transactions contemplated by this Agreement or otherwise, be treated as a withdrawing substantial employer under an employee pension benefit plan to which more than one employer makes contributions by application of Section 4062(e) of ERISA. There is no lien or other encumbrance on the assets of the Operating Company, Jacob or any ERISA Affiliate pursuant to Section 4068 of ERISA, and no event has occurred and no circumstance exists or has existed that is reasonably likely to give rise to any such lien or encumbrance. No transaction described in Section 4069 of ERISA has occurred. Raven Holdings, Jacob, and the Operating Company are not now, and will not at any time be by virtue of any action heretofore taken or to be taken prior to the Closing Date, subject to a requirement to provide security under Section 401(a)(29) of the Code, nor shall any asset of Raven Holdings, Jacob, or the Operating Company be subject to a lien by reason of the provisions of Section 412(n) of the Code.

(i) Neither Raven Holdings, Jacob, nor the Operating Company maintains a trust or fund in connection with any Plan (other than an employee pension benefit plan) or any “welfare benefit fund” within the meaning of Section 419(e) of the Code.

(j) Neither Raven Holdings, Jacob, the Operating Company nor any of its affiliates have or have ever had any assigned beneficiaries under, been subject to, or made payments as a result of the Coal Industry Retiree Health Benefit Act of 1992, as it may be amended from time to time, codified at Subtitle J of the Code (“Coal Act”). Further, neither Raven Holdings, Jacob, nor the Operating Company are a “related party” pursuant to the Coal Act.

Section 4.13 Employment Matters. Schedule 1.1-2 contains a complete and accurate list of all Business Employees, including name, position and date of hire. Raven Holdings has provided SXCP with the date of birth, address and current compensation level of all Business Employees. Except as set forth in Schedule 4.13:

(a) Raven Holdings is not, with respect to any Business Employee, and the Operating Company and Jacob are not, a party to, bound by, or negotiating in respect of, any collective bargaining agreement or any other agreement relating to compensation or working conditions, including any agreement with any labor union, association or other employee group, nor is any Business Employee represented by any labor union or similar association;

(b) No labor union or employee organization has been certified or recognized as the collective bargaining representative of any Business Employees;

(c) There are no formal union organizing campaigns or representation proceedings underway or formally threatened with respect to any Business Employees nor are there any existing or, to the Knowledge of Raven Holdings, threatened labor strikes, work stoppages, slowdowns, disputes, grievances, unfair labor practice charges, labor arbitration proceedings or other disturbances affecting any Business Employee; and

(d) There are no material charges of unfair labor practices pending or, to the Knowledge of Raven Holdings, under investigation before any Governmental Authority involving or affecting Raven Holdings in relation to the Business, the Operating Company, or Jacob.

Section 4.14 Taxes. Except as set forth in Schedule 4.14:

(a) Each of the Operating Company and Jacob have filed all material Tax Returns required to be filed by it (taking into account any valid extensions of time within which to file). All such Tax Returns are true, correct and complete in all material respects;

(b) Each of the Operating Company and Jacob have timely paid in full all Taxes required to be paid by it;

(c) There are no Liens for Taxes upon the Raven Interest or upon the assets or properties of any of the Operating Company or Jacob other than Liens for Taxes not yet due and those which are being contested in good faith by appropriate proceedings and are disclosed in Schedule 4.14;

(d) There are no outstanding agreements or waivers extending the statutory period of limitations applicable to the assessment or collection of any Tax of the Operating Company or Jacob for any currently open taxable period with respect to the Operating Company or Jacob;

(e) No notice of a pending or proposed deficiency, examination, claim, litigation or other proceeding with respect to the Taxes of the Operating Company or Jacob has been received in writing or to the Knowledge of Raven Holdings has been threatened;

(f) Neither the Operating Company nor Jacob is currently the beneficiary of any extension of time within which to file any Tax Return;

(g) To the Knowledge of Raven Holdings, no claim has ever been made by an authority in a jurisdiction where the Operating Company or Jacob does not file Tax Returns that it is or may be subject to taxation by that jurisdiction;

(h) The Operating Company and Jacob have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party;

(i) Neither the Operating Company nor Jacob is a party to any agreement, contract, arrangement or plan that could result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Section 280G of the Code and (ii) any amount that will not be fully deductible as a result of Section 162(m) of the Code for any corresponding provision of state, local or foreign Tax law);

(j) Each of the Operating Company and Jacob have disclosed on its federal income Tax returns all “reportable transactions,” within the meaning of the Reg. Section. 1.6011-4, in which it participated that are so required to have been reported;

(k) Neither the Operating Company nor Jacob is or has been a member of an affiliated, consolidated, combined, unitary or similar group for any period;

(l) FRLP is presently treated as a partnership for federal income tax purposes. Each of Raven Holdings and the Operating Company is disregarded as an entity separate from FRLP for U.S. federal income tax purposes. Upon its acquisition, Jacob will be disregarded as an entity separate from FRLP for U.S. federal income tax purposes. Neither the Operating Company nor Jacob has ever been treated as an association taxable as a corporation for U.S. federal income tax purposes;

(m) Neither the Operating Company nor Jacob will be required to include or accelerate the recognition of any item in income, or exclude or defer any deduction or other Tax benefit, in each case for any Tax period (or portion thereof) ending after the Closing Date, as a result of any change in method of accounting, closing agreement, intercompany transaction, instalment sale, election under Section 108(i) of the Code, or the receipt of any prepaid amount, in each case prior to Closing;

(n) Neither the Operating Company nor Jacob is a party to any Tax sharing agreement (excluding any lease or other agreement entered into in the ordinary course of business the primary subject of which is not Tax), nor has any liability for the Taxes of any Person (other than the Operating Company or Jacob) (A) by reason of being or having been a member of an affiliated, consolidated, combined, unitary or similar group for any period, (B) as a transferee or successor, (C) by contract (excluding any lease or other agreement entered into in the ordinary course of business the primary subject of which is not Tax) or (D) otherwise; and

(o) There are no Tax credits, grants or similar amounts that are or could be subject to clawback or recapture as a result of (A) the transactions contemplated by this Agreement or (B) a failure by the Operating Company or Jacob to satisfy one or more requirements on which the credit, grant or similar amount is or was conditioned.

Section 4.15 Transactions With Affiliates. Except (a) as set forth in Schedule 4.15, (b) for agreements between the Operating Company or Jacob, or between the Operating Company or Jacob on the one hand and Raven Holdings or an Affiliate of Raven Holdings (other than the Operating Company) on the other hand that will not continue in full force and effect following the Closing, or (c) as contemplated by this Agreement, since the Balance Sheet Date, neither the Operating Company nor Jacob has , in the ordinary course of business or otherwise, purchased, leased or otherwise acquired any material property or assets or obtained any material services from, or sold, leased or otherwise disposed of any material property or assets or provided any material services to (except with respect to remuneration for services rendered as a director, officer or employee of the Operating Company) (i) any Affiliate, employee, officer, or director of the Operating Company or Jacob, or (ii) Affiliate, employee, officer, or director of Raven Holdings. Except as set forth in Schedule 4.15, none of the Material Contracts are between Raven Holdings or any of its Affiliates, employees, officers, or directors.

Section 4.16 Accounts Receivable. Except as set forth in Schedule 4.16, the accounts receivable, net of reserves, reflected on the 2015 Balance Sheet have arisen from bona fide transactions in the ordinary course of business.

Section 4.17 Environmental and Safety.

(a) Operators. Except as set forth in Schedule 4.17(a), there have been no operators other than the Operating Company or its Affiliates on any Real Property, since the time such Real Property was acquired by the Operating Company.

(b) Environmental Permits. Except as set forth on Schedule 4.17(b), (i) since January 1, 2014, the Operating Company and Jacob and, to the extent applicable to the Real Property, their Affiliates, has been and is in material compliance with (x) all Environmental Laws and (y)

all of the Permits held under the Environmental Laws by the Operating Company applicable to the Real Property and other Operating Company Business (the “Environmental Permits”), and (ii) as of the date hereof, to the Knowledge of Raven Holdings, there are not any actual or threatened claims, orders, complaints, directives, citations, or notices of violation from any Governmental Authority or any third party against the Operating Company or Jacob or applicable to the Real Property under Environmental Laws. Raven Holdings has made available to SXCP (in the Data Room or in the offices of the Operating Company in Convent, LA) true, correct and complete copies of, and Schedule 4.17(b) sets forth a list of, all current Environmental Permits held by the Operating Company or applicable to the Real Property in each such case covering the Real Property and/or the Business, together with a list of all pending applications for additional Environmental Permits which have been submitted to any Governmental Authority.

(c) Releases of Hazardous Materials. Except as set forth on Schedule 4.17(c), there have been no Releases of Hazardous Materials (A) by the Operating Company or Jacob, or (B), to the Knowledge of Raven Holdings, by any other person or entity at, on, in, from, under, over or in any way affecting the Real Property, or, to the Knowledge of Raven Holdings, affecting an adjacent site or facility, or any other real property which may have been owned, leased, controlled or used in the past by the Operating Company during the period while such other real property was owned, leased, controlled or used by the Operating Company. Notwithstanding any other provision of Section 4.17 to the contrary, and except as identified on Schedule 4.17(c), all of the Real Property is free of all Hazardous Materials, except for such Hazardous Materials that are present in compliance with all Environmental Laws. This Section 4.17(c) shall not apply to any matters specifically covered by representations and warranties in Section 4.17(b) concerning violations of NPDES effluent limitations.

(d) Safety Matters. The Operating Company and Jacob have complied and are in material compliance with the Safety Laws. Schedule 4.17(d) contains a list of all of the material citations, notices of non-compliance, cessation orders, notices of violation and consent decrees relating to Safety Laws that remain unabated as of June 1, 2015 or were received on or after June 1, 2015, by the Operating Company, Jacob or their Affiliates or related to the Real Property and the Business from a Governmental Authority having jurisdiction over the Real Property or the Business.

(e) Phase I Report. All information provided by Raven Holdings, the Operating Company and their Affiliates, officers and employees to Weir International, Inc. in connection with Weir International, Inc.’s preparation of a Phase I Environmental Site Assessment and Environmental Audit regarding the Business is true, accurate and complete and is not misleading in all material respects.

Section 4.18 No Broker. Neither Raven Holdings, the Operating Company nor Jacob is committed to any liability for any brokers’ or finders’ fees or any similar fees in connection with the transactions contemplated by this Agreement for which the Operating Company, Jacob or SXCP may be liable.

Section 4.19 Sufficiency of Assets. The Operating Company Assets, taking into account the Agreement, the documents referred to herein and to be delivered pursuant hereto,

and all of the assets, services, products, real property, Intellectual Property to be provided, acquired, leased or licensed under the Agreement and the documents referred to herein and to be delivered pursuant hereto constitute all of the assets of the Business that are used or held for use by Raven Holdings and the Operating Company in the Business, constitute all material assets that are necessary for the conduct of the Business in all material respects as it is currently conducted, and all such assets are operated in compliance with Law and Prudent Industry Practice.

Section 4.20 Banking Relationships. Schedule 4.20 sets forth the names, account numbers and locations of all banks, trust companies and other financial institutions in which any of the Operating Company or Jacob has accounts, lines of credit or safety deposit boxes and, with respect to each account, line of credit or safety deposit box, the numbers thereon, and the names of all Persons authorized to draw thereon or to have access thereto.

Section 4.21 Indebtedness; Existing Credit Support. Schedule 4.21 sets forth a correct and complete list of any and all (a) indebtedness of the Operating Company and Jacob, and (b) letters of credit, cash deposits (including escrow deposits), debt service reserves, security interest grants, and other forms of credit support, in each case posted by Raven Holdings or its Affiliates) for the benefit of the Operating Company or Jacob.

Section 4.22 Hedging. Neither the Operating Company, nor Jacob engages in any physical or financial electricity hedge contracts, currency or interest rate hedge contracts, exchange-traded futures or options transactions, over-the-counter transactions or derivatives thereof, interest rate swap agreements or similar transactions.

Section 4.23 Project Acquisitions. There are no outstanding purchase price payments or purchase price adjustments (including earn-outs and similar post-closing adjustments) to be made to any Person with respect to any transaction by which Raven Holdings, the Operating Company, Jacob or any other Affiliate of Raven Holdings acquired any right or interest in, to or under the Operating Company, Jacob, the Business or any Operating Company Asset.

Section 4.24 Suppliers and Customers.

(a) Foresight and Murray are the primary customers of the Business. Neither Raven Holdings, the Operating Company nor any of their Affiliates has received notice from either Foresight or Murray that either such customer will not buy products or services, or will reduce the quantity of products or services that it buys, in respect of the Business in the future from the Operating Company or that such customer intends to terminate or materially modify, or seek termination or material modification of, existing agreements with the Operating Company following the Closing with respect to the Business. Neither Foresight nor Murray has (i) asserted any claims of breach of contract or warranty with regard to products or services previously provided by the Business or (ii) notified Raven Holdings or the Operating Company in writing of any request for indemnification.

(b) Schedule 4.24(b) sets forth, for the twelve (12) months ended June 30, 2015, the names of the ten (10) largest suppliers of the Business based on the total amounts paid or payable by Raven Holdings, the Operating Company or their Affiliates (the “Significant Suppliers”).

Neither Raven Holdings, the Operating Company nor any of their Affiliates has received written notice from any Significant Supplier to the effect that any such supplier will not supply products or services in respect of the Business in the future to the Operating Company following the Closing or that such supplier intends to terminate or materially modify existing agreements with Raven Holdings or the Operating Company following the Closing with respect to the Business.

Section 4.25 Solvency. No petition or notice has been presented, no order has been made and no resolution has been passed for the bankruptcy, liquidation, winding-up or dissolution of the Operating Company or Jacob. No receiver, trustee, custodian or similar fiduciary has been appointed over the whole or any part of the Operating Company’s Assets or the income of the Operating Company or Jacob. Neither the Operating Company, nor Jacob has any plan or intention of, and has not received any notice that any other Person has any plan or intention of, filing, making or obtaining any such petition, notice, order or resolution or of seeking the appointment of a receiver, trustee, custodian or similar fiduciary.

Section 4.26 Information Security. To the Knowledge of Raven Holdings, neither the Operating Company nor Jacob has experienced any breach of security or otherwise unauthorized access by third parties to the Operating Company Confidential Information in the possession, custody or control of the Operating Company.

Section 4.27 Foreign Corrupt Practices Act. Foreign Corrupt Practices Act. Neither the Operating Company or Jacob, nor any of their respective directors, officers, agents, employees or any other Persons acting on its behalf has, in connection with the operation of its businesses, (a) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to officials, candidates or members of any Governmental Authority or political party or organization, or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the Foreign Corrupt Practices Act of 1977, as amended, or any other similar applicable Law, (b) paid, accepted or received any unlawful contributions, payments, expenditures or gifts, or (c) violated in any material respect or operated in material non-compliance with any export restrictions, anti-boycott regulations, embargo regulations or other applicable Laws.

Section 4.28 Accuracy of Information. To the Knowledge of Raven Holdings, neither (a) the factual information furnished to SXCP by Raven Holdings and its representatives in connection with SXCP’s due diligence review of the transaction contemplated hereby and this Agreement (taking into account such documents or information taken as a whole, including updated or supplemented information and all reports provided by an independent consultant), nor (b) the representations and warranties given by Raven Holdings in this Agreement or any certificate, document or other instrument delivered by Raven Holdings hereunder, contain any untrue statement of material fact, nor to the Knowledge of Raven Holdings, do they omit to state a material fact necessary to make the statements or facts contained herein or therein, in light of the circumstances under which they were made, not misleading, taken as a whole.

Section 4.29 No Other Representations or Warranties. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ARTICLE 3 OR ARTICLE 4, NEITHER RAVEN HOLDINGS NOR ANY OF ITS AFFILIATES SHALL BE DEEMED TO HAVE MADE, AND EACH OF SUCH PERSONS HEREBY EXPRESSLY DISCLAIMS, ANY REPRESENTATION OR

WARRANTY, EXPRESS OR IMPLIED, RELATING TO THE RAVEN INTEREST, THE OPERATING COMPANY, JACOB OR THE BUSINESS, INCLUDING, WITHOUT LIMITATION, ANY REPRESENTATION OR WARRANTY AS TO THE VALUE, CONDITION, DESIGN, OPERATION, MERCHANTABILITY, QUALITY OF MATERIALS OR WORKMANSHIP, FITNESS FOR USE OR FOR A PARTICULAR PURPOSE, MANUFACTURE OR MARKETABILITY, OF ANY OF THE OPERATING COMPANY ASSETS. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ARTICLE 3 OR ARTICLE 4, SXCP UNCONDITIONALLY ACCEPTS THE OPERATING COMPANY AND ITS ASSETS “AS IS, WHERE IS”.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF SXCP

SXCP hereby represents and warrants to Raven Holdings as follows:

Section 5.1 Organization. SXCP is a limited partnership, duly organized, validly existing and in good standing under the laws of Delaware and has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated herein.

Section 5.2 Authorization: Execution and Delivery: Enforceability. SXCP has full power and authority to (a) enter into, deliver and perform this Agreement, and each agreement or instrument to which it is a party executed in connection herewith or delivered pursuant hereto and to consummate the transactions contemplated hereby and thereby. SXCP’s execution, delivery and performance of this Agreement and all agreements and instruments executed in connection herewith or delivered pursuant hereto and the transactions contemplated hereby have been duly authorized by all requisite action. This Agreement and all agreements or instruments executed by SXCP in connection herewith or delivered by SXCP pursuant hereto have been, or will be at Closing, duly executed and delivered by SXCP, and this Agreement and all agreements and instruments executed by SXCP in connection herewith or delivered by SXCP pursuant hereto constitute or will constitute (when executed and delivered) the legal, valid and binding obligations of SXCP, enforceable in accordance with their respective terms except to the extent that enforcement may be affected by applicable bankruptcy, reorganization, insolvency and similar laws affecting creditors’ rights and remedies generally and by general principles of equity (regardless of whether enforcement is sought at law or in equity).

Section 5.3 No Violation or Conflict: Consents.

(a) Subject to obtaining the consents and making the filings referred to in Section 5.3(b), the execution, delivery and performance by SXCP of this Agreement and all of the other documents and instruments contemplated hereby to be delivered by SXCP and the consummation by SXCP of the transactions contemplated herein and therein do not and will not (i) conflict with, violate or breach any Laws, judgment, order or decree binding on SXCP, or (ii) violate the certificate of formation, operating agreement or other organizational document of SXCP.

(b) Except (i) for such filings and consents as may be required pursuant to the HSR Act and (ii) for any Required Consents, no consent of any other Person, and no notice to, filing or registration with, or authorization, consent or approval of, any Governmental Authority, is necessary or is required to be made or obtained by SXCP in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby other than consents, notices, filings, registrations, authorizations or approvals the failure of which to obtain or make would not, individually or in the aggregate be reasonably likely to prevent, delay or materially adversely affect the transactions contemplated hereby provided, further that the foregoing shall not apply to any requirement of the Operating Company and the SXCP to obtain any consent, authorization or approval of the applicable Governmental Authority to transfer Permits.

Section 5.4 No Broker. SXCP is not committed to any liability for any brokers’ or finders’ fees or any similar fees in connection with the transactions contemplated by this Agreement.

Section 5.5 Investment Representations.

(a) The Raven Interest is being acquired by SXCP for investment and for its own account and not with a view to the resale or distribution of any part thereof, and SXCP has no present intention of selling or otherwise distributing the same. SXCP further represents and warrants that it will not transfer the Raven Interest other than in compliance with federal and applicable state securities laws. SXCP has not acted or been engaged as an agent, broker, finder or intermediary on behalf of any Person with respect to the sale, transfer, assignment, conveyance or other disposition of the Raven Interest.

(b) SXCP has had an opportunity to ask questions and receive answers from Raven Holdings regarding the Raven Interest and the Business. SXCP is familiar with investments of the nature of the Raven Interest, understands that this investment involves substantial risks, has adequately investigated the Operating Company, and has substantial knowledge and experience in financial and business matters such that it is capable of evaluating, and has evaluated, the merits and risks inherent in purchasing the Raven Interest, and is able to bear the economic risks of such investment. SXCP has had the opportunity to visit with Raven Holdings and the Operating Company and meet with the officers of the Business and other representatives to discuss the business, assets, liabilities, financial condition, and operations of the Operating Company, has received all materials, documents and such other information that SXCP deems necessary or advisable to evaluate the Raven Interests, and has made its own independent examination, investigation, analysis and evaluation of the Business, including its own estimate of the value of the Business. SXCP has undertaken such due diligence (including a review of the properties, liabilities, books, records and contracts of the Operating Company and the Business) as SXCP has deemed adequate. SXCP understands that the Raven Interest is not registered under the Securities Act of 1933, as amended (the “Securities Act”), and that the sale of the Raven Interest is being made by Raven Holdings in reliance upon one or more exemptions from registration under the Securities Act and under exemptions from registration under the securities laws of the various states. SXCP understands that Raven Holdings’ reliance on such exemptions will be based, in part, on SXCP’s representations in this Section 5.5.

(c) SXCP understands that the contribution of the Raven Interest involves substantial risk. SXCP has experience as an investor in securities of the type and nature of the Raven Interest and acknowledges that SXCP is able to fend for itself, can bear the economic risk of its investment in the Raven Interest and has such knowledge and experience in financial or business matters that SXCP is capable of evaluating the merits and risks of this investment in the Raven Interest and protecting its own interests in connection with this investment.

(d) SXCP is an institutional “accredited investor” within the meaning of Regulation D promulgated under the Securities Act. SXCP has received a copy of this Agreement and all documents and instruments contemplated hereby and has read and understands the respective contents thereof. SXCP has carefully reviewed and evaluated these documents and understands the risks and other considerations relating to its receipt of the Raven Interest.

Section 5.6 Capitalization of SXCP. As of the close of business of the date prior to the date hereof, SXCP had 23,573,793 Common Units (not including the Common Unit Portion) and 15,709,697 Subordinated Units issued and outstanding. All such Common Units and Subordinated Units have been duly authorized and validly issued in accordance with the SXCP’s partnership agreement and fully paid (to the extent required under SXCP’s partnership agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware Limited Partnership Act).

Section 5.7 Title to Common Units. Upon the Closing, in accordance with the terms of this Agreement good and marketable title to all of the Common Unit Portion of the Consideration, free and clear of all mortgages, liens, security interests, pledges, charges, encumbrances or claims of any kind will be transferred to and vest in Raven Holdings, and the Common Units included in the Common Unit Portion of the Consideration will be duly authorized in accordance with the SXCP’s partnership agreement and validly issued in accordance with the SXCP’s partnership agreement, fully paid and non-assessable (except as such non-assessability may be limited by Sections 17-303, 17-607 and 17-804 of the Act), and will not have been issued in violation of any preemptive or similar rights or any right of first refusal.

Section 5.8 Tax Classification. SXCP is presently treated as a partnership for U.S. federal income tax purposes, and has been at all times since the date of its formation, treated either as a partnership or disregarded as an entity separate from its owner for such purposes.

Section 5.9 Financing. SXCP shall have as of the Closing Date sufficient cash in immediately available funds with which to pay the Cash Portion and consummate the transactions contemplated by this Agreement.

Section 5.10 SEC Filings. Since December 31, 2014, all reports, including but not limited to the Annual Reports on Form 10-K, the Quarterly Reports on Form 10-Q and the Current Reports on Form 8-K, forms, schedules, statements and other documents required to be filed or furnished by SXCP with or to the Securities and Exchange Commission, as applicable, pursuant to the Exchange Act or the Securities Act( the “SXCP SEC Documents”), have been timely filed or furnished in accordance with the rules and regulations of the SEC. All such SXCP SEC Documents (i) complied as to form in all material respects in accordance with the requirements of the Exchange Act and the Securities Act, as the case may be, and the rules and regulations thereunder and (ii) as of its filing date in the case of any Exchange Act report and as of its effective date in the case of any Securities Act filing, to SXCP’s knowledge, did not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Section 5.11 Financial Statements. The historical financial statements of SXCP included in the SXCP SEC Documents, including all related notes and schedules (the “SXCP Financial Statements”): (i) comply as to form in all material respects with Regulation S-X under the Securities Act; (ii) fairly present in all material respects the consolidated financial position, results of operations, cash flows and changes in stockholders’ equity of the entities to which such SXCP Financial Statements relate, on the basis set forth therein and as of and for the periods indicated; and (iii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Rule 10-01 of Regulation S-X) and subject, in the case of interim financial statements, to normal year-end adjustments.

ARTICLE 6

PRE-CLOSING COVENANTS

Section 6.1 Conduct of Business. Except as provided in this Agreement or as set forth in Schedule 6.1 from the date hereof until the Closing Date, Raven Holdings shall cause the Operating Company to conduct its business in the ordinary course consistent with past practice and Prudent Industry Practice and shall use, and shall cause the Operating Company to use, commercially reasonable efforts to preserve intact the Operating Company’s assets, properties, business and relationships with its suppliers, customers, employees and officers. Raven Holdings shall advise SXCP promptly in writing of any development or event which has had, or is reasonably likely to materially affect the Operating Company or the Business. Without limiting the generality of the foregoing, until the Closing, except as provided in this Agreement or as set forth in Schedule 6.1, without the written consent of SXCP, Raven Holdings shall, and shall cause the Operating Company to:

(a) not declare, set aside or pay any non-cash dividend or other non-cash distribution with respect to the Equity Interests of the Operating Company;

(b) not (i) mortgage, pledge or otherwise encumber any of the Operating Company’s properties or assets, except for Permitted Liens or (ii) create or assume any other indebtedness of the Operating Company except accounts payable and other liabilities incurred in the ordinary course of business consistent with past practice;

(c) not issue any Equity Interest or redeem any Equity Interest of the Operating Company or grant any warrants, options or rights to subscribe for any Equity Interest of the Operating Company or securities convertible into or exchangeable for, or which otherwise confer on the holder any right to acquire, any Equity Interest of the Operating Company, or split, combine or reclassify any Equity Interest of the Operating Company;

(d) comply, in all material respects, with all applicable Laws;

(e) not amend the Operating Company’s Organizational Documents, or merge or consolidate with or into any other Person;

(f) keep in full force and effect insurance comparable in amount and scope of coverage to that now maintained by or for the benefit of the Operating Company (to the extent available on commercially reasonable terms in the case of any renewal or replacement policies);

(g) comply in all material respects with the Permits;

(h) perform in all material respects all of the Operating Company’s obligations under all Material Contracts;

(i) not enter into, rescind or terminate any contract or commitment or any related series of contracts or commitments which would involve in the aggregate additional revenue or expenditure relating to the Operating Company of $75,000 or more, except Raven Holdings may enter into the Jacob Purchase Agreement;

(j) not cause or allow to be caused the termination, amendment or waiver of the performance of any Material Contract, except for any expiration of a Material Contract in accordance with its terms;

(k) subject to Section 6.2 hereof, not change the terms of employment (including the position or remuneration) of any existing Business Employee;

(l) not enter into any collective bargaining agreement or similar arrangement;

(m) not settle or compromise any pending litigation or dispute involving the Operating Company or the Business;

(n) pay all liabilities, debts and obligations when due, except as contested in good faith by appropriate proceedings;

(o) not hire any individual who would be deemed a Business Employee;

(p) not enter into any contract in relation to the Business for the option, purchase or lease of any real property;

(q) not enter into any contract that limits or otherwise restricts in any material respect the Business or any of the Operating Company Assets or that would reasonably be expected to, after the Closing Date, limit or restrict in any material respect SXCP from engaging or competing in any line of business, at any location or with any Person;

(r) not change any of Raven Holdings’ or the Operating Company’s financial accounting policies or practices related to the Business, except any changes in GAAP or applicable Law;

(s) except in the ordinary course of business of business consistent with past practice and for reasonably equivalent value, transfer any Operating Company Assets;

(t) not purchase or order any inventory or make any inventory-related transaction outside of the ordinary course of business consistent with past practice; and

(u) not authorize any, or commit or agree to take, whether in writing or otherwise, or do any of, the foregoing.

Section 6.2 Employee Benefits Matters.

(a) Except with SXCP’s prior written consent, Raven Holdings, the Operating Company and Jacob will not enter into, amend, modify, renew or terminate any employment, consulting, severance or similar contracts with any director, officer, current or former employee of the Operating Company or Jacob or any Business Employee, or grant any salary, wage or other increase or increase or modify any employee benefit, except (i) for changes adopted to comply with applicable Law, (ii) to satisfy contracts existing on the date hereof, or (iii) for merit-based or annual salary increases in the ordinary course of business and in accordance with past practice.

(b) Except with SXCP’s prior written consent, Raven Holdings, the Operating Company and Jacob will not enter into, establish, adopt, amend, modify or terminate any pension, retirement, stock option, stock purchase, savings, profit sharing, employee stock ownership, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer, or employee, of the Operating Company or Jacob or any Business Employee (or any dependent or beneficiary of any of the foregoing persons), including taking any action that accelerates the vesting or exercisability of or the payment or distribution with respect to, stock options, restricted stock or other compensation or benefits payable thereunder, except in each such case, (i) for changes adopted to comply with applicable Law, (ii) to satisfy contracts existing on the date hereof, or (iii) to renew any such insurance or administrative services contract relating to any of the above mentioned benefit plans if such renewal term comes due in the ordinary course of business.

Section 6.3 Access to Information. At SXCP’s expense, SXCP and its authorized agents, officers and representatives shall have reasonable access to the properties, books, records, contracts, information and documents of the Business to conduct such examinations and investigations of the Business as SXCP deems necessary; provided, however, that such examinations and investigations (a) shall be conducted during the normal business hours of the Business, and (b) shall not unreasonably interfere with the operations and activities of the Business. SXCP and its agents shall enter into such properties at their own risk and SXCP shall indemnify and hold harmless Raven Holdings and its Affiliates from any and all claims whatsoever arising from any willful misconduct related to such entry or related investigation. Raven Holdings shall cooperate, and shall cause the Operating Company and Jacob to cooperate, in all reasonable respects with SXCP’s examinations and investigations.

Section 6.4 Further Assurances; Consents; Waiver of Notices. Each of the parties hereto hereby agrees to (a) use its commercially reasonable efforts to obtain, and to cause the Operating Company and Jacob to obtain, any and all approvals of Governmental Authorities and third party consents, approvals, notations and authorizations required in connection with the consummation of the transactions contemplated by this Agreement, (b) comply, and cause the Operating Company and Jacob to comply, with all conditions and covenants applicable or related to it as contemplated by this Agreement and (c) take all such commercially reasonable other actions as are necessary or advisable in order to cause the consummation of the transactions contemplated hereby. At any time or from time to time after the Closing, at SXCP’s reasonable request and without further consideration, Raven Holdings shall (i) execute and deliver to SXCP such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as SXCP may reasonably deem necessary or desirable in order to more effectively transfer, convey and assign to SXCP the Raven Interest, and to confirm the Operating Company’s and Jacob’s title to all of the properties and assets used in the Business, and (ii) provide reasonable access to or copies of documents and records of the Business that are not in the possession of SXCP, the Operating Company or Jacob. Without limiting the generality of the foregoing, each of the parties will (A) file (or use its commercially reasonable efforts to cause its appropriate Affiliates to file) any notification, report forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act, and will request early termination of the applicable waiting period, and (B) make any further filings pursuant thereto that may be necessary, proper, or advisable in connection therewith. Each of SXCP and Raven Holdings will supply each other with copies of all correspondence, communications, filings, notifications, forms, and related materials filed under the HSR Act (“HSR Materials”) and each party may suggest reasonable changes to another party’s HSR Materials prior to filing. Raven Holdings and SXCP agree to consult and to attempt to resolve in good faith any issue arising as a result of the review of such HSR Materials as promptly as possible. Raven Holdings and SXCP agree to furnish such necessary information and reasonable assistance as such other party may request in connection with its preparation of HSR Materials. Each party shall pay its attorney fees and expenses in obtaining all approvals from Governmental Authorities and shall equally share any Governmental Authority filing fees, including for any filings required under the HSR Act.

Section 6.5 Publicity. All general notices, releases, statements and communications to employees, suppliers, distributors and customers of the Business and to the general public and the press relating to the transactions covered by this Agreement shall be made only at such times and in such manner as may be agreed upon, in writing, in advance by the parties hereto; provided, however, that any party hereto shall be entitled to make a public announcement of the foregoing if, in the opinion of its legal counsel, such announcement is required to comply with Laws or any listing agreement with any national securities exchange or inter-dealer quotation system and if it first gives prior written notice to the other parties hereto of its intention to make such public announcement.

Section 6.6 Confidentiality. The Confidentiality Agreement, dated February 13, 2015, by and between The Cline Group, LLC and SunCoke Technology and Development LLC for the benefit of Raven Holdings and SXCP shall remain in full force and effect until (a) the Closing Date, at which time all obligations thereunder (including, without limitation, those obligations expressly stated to survive the termination of the Confidentiality Agreement) shall terminate; or (b) if this Agreement is earlier terminated, until such Confidentiality Agreement expires or is terminated in accordance with its terms.

Section 6.7 Permits; Other Filings. Raven Holdings will cause the Permits that are issued to the Operating Company or Jacob to be retained in the name of such Operating Company or Jacob, as applicable. The parties acknowledge that some Governmental Authorities may require updated ownership and control information for such Permits. To the extent such updated ownership and control information is required by a Governmental Authority prior to Closing, SXCP shall deliver drafts of all filings, each in a form that satisfies all requirements of the applicable Governmental Authority, to Raven Holdings, at a reasonable time prior to the Closing Date and Raven Holdings shall have prepared and filed the requisite updated ownership and control information as required by the applicable Governmental Authorities.

Section 6.8 Intercompany Balances. Prior to the Closing, Raven Holdings shall cause all intercompany balances between the Operating Company or Jacob, on the one hand, and Raven Holdings or any of its Affiliates (other than the Operating Company or Jacob), on the other hand, other than accounts receivable payable by Foresight to the Company pursuant to the First Amended and Restated Materials handling and Storage agreement, dated May 1, 2015, between the Operating Company and Foresight, to be discharged or otherwise terminated such that the net amount thereof shall be equal to $0.00 immediately prior to the Closing. Raven Holdings shall bear any and all Taxes related to the actions contemplated by this Section, and neither SXCP nor the Operating Company nor Jacob shall have any liability or obligation with respect thereto.

Section 6.9 Liens; Indebtedness; Current Liabilities. On or prior to the Closing Date, except for amounts due and owing under the Raven Credit Agreement (as modified by the Raven Credit Agreement Amendment) Raven Holdings shall cause (a) all indebtedness of the Operating Company or Jacob, (b) all amounts owing from the Operating Company or Jacob to Raven Holdings or any of its other Affiliates, (c) all Liens on the Raven Interests and (d) all Liens (other than Permitted Liens) on any of the Operating Company Assets or Jacob’s assets to be paid, settled, discharged, cancelled and/or released in form and substance reasonably satisfactory to SXCP.

Section 6.10 Exclusivity. During the period between the date of this Agreement and the Closing (the “Interim Period”), neither Raven Holdings or any of its Affiliates nor any of their respective shareholders, members, partners, directors, managers, officers or agents will, directly or indirectly (other than with respect to SXCP or the sale of inventory in the ordinary course of business), solicit, make, entertain, discuss or negotiate the terms of any offer or proposal from or to any Person relating to (a) the sale or possible sale or other disposition of all or any portion of the Operating Company Assets, (b) the sale or possible sale or other disposition, including by merger or consolidation, of all or any portion of the Raven Interest or any of the Equity Interests of the Operating Company, whether such Equity interests constitute newly issued or previously outstanding Equity interests or (c) any other material transaction that is inconsistent with the transactions contemplated by this Agreement (collectively, a “Competing Transaction”). In addition, during the Interim Period, neither Raven Holdings or any of its Affiliates nor any of their respective shareholders, members, partners, directors, managers, officers or agents will, directly or indirectly, (1) except to the extent required by applicable Law or this Agreement, furnish any information with respect to, assist or participate in or facilitate in any other manner any effort by any person or entity to consummate or seek any Competing Transaction or (2) agree in writing or otherwise to do any of the items described above. If Raven Holdings or any of its Affiliates, or any of their respective shareholders, members, partners, directors, managers, officers or agents, receives any inquiry from any Person other than SXCP relating to any of the items described above, then Raven Holdings will immediately terminate all discussions with such Person and provide SXCP with written notice of any inquiry, request, discussions or other actions initiated by such Person with respect to a Competing Transaction. Raven Holdings will cause its Affiliates, and the shareholders, members, partners, directors, managers, officers and agents of Raven Holdings and its Affiliates, to comply with this Section 6.10.

Section 6.11 Title Insurance. With respect to the Real Property, within thirty (30) days after the date of this Agreement, SXCP, at its own expense, shall have received a title insurance commitment issued by a national title insurance company reasonably acceptable to SXCP (the “Title Company”), together with copies of all instruments referenced therein, pursuant to which the Title Company shall agree to issue at Closing a policy of title insurance, naming the Operating Company as the insured, insuring substantially the same risks and containing substantially the same exclusions, conditions, exemptions from coverage, and endorsements as the Raven Title Policy, in an amount reasonably required by SXCP, except that the policy shall be the standard extended coverage ALTA 2006 owner’s form rather than a loan policy form; the policy shall cover good and marketable title to all of the Real Property, including all easements and appurtenances thereto; only Permitted Liens shall be Schedule B exceptions from coverage (provided, however, all standard exceptions shall be deleted); the access endorsement shall include access to LA State HWY 3214, in addition to LA State HWY 44; and the policy shall also include a “same as” survey endorsement, a non-imputation endorsement and such other endorsements as shall be reasonably required by SXCP. Raven Holdings shall cooperate with SXCP in securing such title policy, including executing such affidavits and other instruments required by the Title Company.

Section 6.12 Survey. Within thirty (30) days after the date of this Agreement, SXCP, at its own expense, shall have received original current surveys of the Real Property, certified to SXCP, the Operating Company and to the Title Company, prepared by registered surveyors reasonably satisfactory to SXCP, which surveys shall be prepared in accordance with the 2011 Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys (including all Table A Items except contours).

Section 6.13 Schedule Supplements. Until the second (2nd) day following the date upon which all applicable waiting periods under the HSR Act shall have expired or been terminated, whichever is applicable, Raven Holdings shall disclose to SXCP in writing any event or circumstance first arising after the date hereof that constitutes an exception to the representations and warranties contained in Article 3 and Article 4 as promptly as reasonably practicable upon discovery thereof, and in connection therewith shall provide a supplement to the Schedules delivered as of the date hereof to correct such inaccuracy (a “Disclosure Supplement”); provided, that no disclosure made in a Disclosure Supplement shall cure any breach of any representation or warranty made prior to the date of such Disclosure Supplement.

Section 6.14 Estoppel. Raven Holdings shall use commercially reasonable efforts to obtain and deliver to SXCP estoppel certificates, in the form attached hereto as Exhibit K, dated as of the Closing Date, from Murray American Coal, Inc.

Section 6.15 Financing Cooperation.

(a) For so long as the Raven Credit Agreement is outstanding, Raven Holdings will reasonably cooperate with SXCP with the preparation of historical audited and unaudited financial statements prior to the Closing for the Operating Company (including the opinion of a nationally recognized independent certified public accountant) in form and substance as required by applicable securities Laws. Raven Holdings consents, and will provide to the SXCP any further documentation required to evidence such consent, to SXCP using the auditors of Raven Holdings to provide any attestation, representation letter or similar cooperation necessary as a result of Raven Holdings’ ownership of the Operating Company prior to the Closing. SXCP shall reimburse Raven Holdings for reasonable out-of-pocket expenses incurred by Raven Holdings to perform its obligations under this Section 6.15(a).

(b) For so long as the Raven Credit Agreement is outstanding, Raven Holdings shall, if reasonably requested by SXCP, cooperate in good faith with SXCP in connection with SXCP’s efforts to obtain any financing in connection with the transactions contemplated by this Agreement (“Financing”). Without limiting the generality of the foregoing, Raven Holdings shall, and shall cause its Affiliates and their respective Representatives to (i) facilitate contact between (A) senior management and advisors, including auditors, of Raven Holdings and the Operating Company and (B) the proposed lenders, lead arrangers and other financing sources, as applicable, and/or SXCP’s or any of its Affiliate’s auditors in connection with, any Financing, at reasonable times and upon reasonable advance notice; (ii) make available, at reasonable times and upon reasonable advance notice, the necessary employees and advisors of Seller and its Affiliates to provide reasonable assistance with the preparation of business projections, financing documents and offer materials by SXCP and its Affiliates; (iii) provide customary information, documents, authorization letters and certificates, and provide such other cooperation in connection with any Financing or as reasonably necessary to permit SXCP or any of its Affiliates to fulfill conditions or obligations under any financing document (including all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations) and (iv) provide assistance in the preparation of one or more confidential information memoranda and other marketing and syndication materials (including with respect to the presence or absence of material non-public information and the accuracy of the information contained therein) reasonably requested by SXCP or any of its Affiliates. SXCP shall reimburse Raven Holdings for reasonable out-of-pocket expenses incurred by Raven Holdings to perform its obligations under this Section 6.15(a).

ARTICLE 7

CONDITIONS PRECEDENT TO CONSUMMATION OF THE CLOSING

Section 7.1 Conditions Precedent to Each Party’s Obligations to Closing. The respective obligations of each party to consummate the transactions contemplated by this

Agreement on the Closing Date are subject to the satisfaction at or prior to the Closing (or the waiver by SXCP and Raven Holdings) of the following conditions precedent:

(a) no order, decree or injunction shall have been issued, enacted, entered, promulgated or enforced by any statute, rule, regulation, non-appealable judgment, court or Governmental Authority of competent jurisdiction which prohibits or restricts the consummation of the transactions contemplated by this Agreement;

(b) all applicable waiting periods under the HSR Act shall have expired or been terminated, and neither the Federal Trade Commission nor the Department of Justice shall have instituted, either before or after the expiration of such waiting period, a proceeding concerning this Agreement or the consummation of the transactions contemplated hereby;

(c) there shall not be pending any material action or proceeding seeking to enjoin or restrain consummation of the transactions contemplated by this Agreement, or seeking damages in connection with such transactions; and

(d) each of the Required Consents shall have been obtained.

Section 7.2 Conditions Precedent to Obligations of SXCP. The obligation of SXCP to consummate the transactions contemplated by this Agreement on the Closing Date is subject to the satisfaction (or waiver by SXCP) at or prior to the Closing of the following conditions precedent:

(a) the representations and warranties of Raven Holdings contained in Article 3 and Article 4 of this Agreement (i) shall have been true and correct when made, (ii) that are qualified by materiality shall be true and correct on and as of the Closing as if made on and as of such date (other than representations and warranties that address matters only as of a certain date, which shall be true and correct as of such certain date) and (iii) that are not qualified by materiality shall be true and correct in all material respects on and as of the Closing as if made on and as of such date (other than representations and warranties that address matters only as of a certain date, which shall be true and correct as of such certain date);

(b) the covenants and agreements of Raven Holdings to be performed on or prior to the Closing shall have been duly performed in all material respects;

(c) SXCP shall have received the resignations (effective as of the Closing Date) of all of the directors, managers and officers of the Operating Company listed on Schedule 7.2(c);

(d) SXCP shall have received each of the deliveries of Raven Holdings set forth in Section 2.3(a);

(e) SXCP shall have received the title insurance policy (or marked up title insurance commitment equivalent to a policy) and survey in the forms described in Section 6.11 and Section 6.12;

(f) SXCP shall have received evidence reasonably satisfactory to it that the Jacob Closing has occurred, including copies of all documents executed and delivered in connection with the Jacob Closing pursuant to the Jacob Purchase Agreement; and

(g) No Material Adverse Effect has occurred.

Section 7.3 Conditions Precedent to Obligations of Raven Holdings. The obligation of Raven Holdings to consummate the transactions contemplated by this Agreement on the Closing Date is subject to the satisfaction (or waiver by Raven Holdings) at or prior to the Closing of the following conditions precedent:

(a) the representations and warranties of SXCP contained in Article 5 of this Agreement (i) shall have been true and correct when made, (ii) that are qualified by materiality shall be true and correct on and as of the Closing as if made on and as of such date (other than representations and warranties that address matters only as of a certain date, which shall be true and correct as of such certain date) and (iii) that are not qualified by materiality shall be true and correct in all material respects on and as of the Closing as if made on and as of such date (other than representations and warranties that address matters only as of a certain date, which shall be true and correct as of such certain date);

(b) the covenants and agreements of SXCP to be performed on or prior to the Closing shall have been duly performed in all material respects;

(c) the Common Unit Portion shall be have been authorized for listing on the New York Stock Exchange subject to official notice of issuance;

(d) Raven Holdings shall have received each of the deliveries of SXCP set forth in Section 2.3(b); and

(e) Raven Holdings and its applicable Affiliates (other than the Operating Company), if any, shall have been released and discharged from their obligations under Raven Holdings’ Guarantees, if any.

ARTICLE 8

POST-CLOSING COVENANTS

Section 8.1 Access to Books and Records. At their expense, Raven Holdings and FRLP and their respective authorized officers, employees, agents and representatives shall have reasonable access after the Closing Date to the properties, books, records, contracts, information and documents of the Operating Company and Jacob for any reasonable business purpose, including, but not limited to, matters relating to Taxes; provided, however, such access by Raven Holdings or FRLP (a) shall be conducted during the normal business hours of the Operating Company, (b) shall not unreasonably interfere with the operations and activities of the Operating Company and (c) shall be in accordance with all reasonable access and safety policies of the Operating Company. SXCP shall, and shall cause the Operating Company to, cooperate, in all reasonable respects with Raven Holdings’ review of such information, including, without limitation, retaining all such information until Raven Holdings or FRLP has notified SXCP in writing that all tax years (including any portion of a tax year) prior to and including the Closing

Date have been closed or for seven years, whichever is longer. At SXCP’s expense, SXCP and its authorized officers, employees, agents and representatives shall have reasonable access after the Closing Date to the books, records, contracts, information and documents of the Operating Company for any reasonable business purpose to the extent not retained by the Operating Company or otherwise provided to SXCP pursuant to this Agreement; provided, however, such access by SXCP (a) shall be conducted during the normal business hours of Raven Holdings and (b) shall not unreasonably interfere with the operations and activities of Raven Holdings. At SXCP’s request and expense, Raven Holdings shall provide SXCP with copies of such books, records, contracts, information and documents of the Operating Company to the extent not retained by the Operating Company or otherwise provided to SXCP pursuant to this Agreement. The parties agree that, notwithstanding any other provision of this Agreement, Raven Holdings shall retain all income Tax Returns relating to the Operating Company and Jacob for taxable periods ending on or before the Closing Date and all original work papers generated or used in connection with preparing such income Tax Returns.

Section 8.2 Tax Matters.

(a) Transfer Taxes and Recording Fees. All sales, use, transfer (including, without limitation, real estate transfer Taxes), recording, deed, stamp, registration, documentary, conveyancing, notarial, grantor or grantee Taxes (but not including any income Taxes) imposed on the transfer of the Raven Interest, whether imposed on SXCP or Raven Holdings or the Operating Company or its Affiliates, shall be borne equally by Raven Holdings and SXCP. The parties shall cooperate to comply with all Tax Return requirements for such Taxes contemplated by this Section and shall provide such documentation and take such other actions as may be necessary to minimize the amount of any such Taxes.

(b) Other Taxes. Raven Holdings shall reimburse SXCP for any Taxes due from the Operating Company or Jacob relating to a Tax period ending on or prior to the Closing Date (a “Pre-Closing Tax Period”) or for the portion up to and including the Closing Date of any other Tax period that includes but does not end on the Closing Date (a “Straddle Period”), except to the extent such Taxes were explicitly reserved for on the Closing Date Balance Sheet, on or prior to the due date for payment of such Taxes. For purposes of determining the amount of any Tax attributable to a Pre-Closing Tax Period or the portion up to and including the Closing Date of any Straddle Period:

(i) In the case of Taxes that are either based upon or related to income, receipts, sales, transactions or similar items, the amount of such Taxes attributable to a Pre-Closing Tax Period or the portion up to and including the Closing Date of any Straddle Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the Tax period of any subsidiary partnership or other pass-through entity shall be deemed to terminate at such time), provided that any exemptions, allowances or deductions, such as depreciation deductions, that are determined with respect to an entire Tax period shall be apportioned to the portion of any period ending on the Closing Date based upon the number of days in the period ending on the Closing Date relative to the total number of days in the entire period.

(ii) In the case of Taxes imposed on a periodic basis without regard to income, receipts, sales, transactions or similar items, such as ad valorem or property Taxes, the amount of such Tax attributable to a Pre-Closing Tax Period or the portion up to and including the Closing Date of any Straddle Period shall be deemed to be the amount of such Taxes for the entire Tax period, multiplied by a fraction the numerator of which is the number of days in the period ending on and including the Closing Date and the denominator of which is the number of days in the entire period.

(iii) Taxes shall be treated as attributable to the period for which the base of such Tax (for example, income, receipts or capital) is measured, without regard to whether the payment of such Tax is denominated as attributable to another period, or permits the right to do business or provides other benefits for another period.

(c) Tax Returns. SXCP shall prepare, or cause to be prepared, and shall timely file or cause to be timely filed, all Tax Returns of the Operating Company or Jacob relating to a Pre-Closing Tax Period or Straddle Period that are required to be filed after the Closing Date (taking into account valid extensions actually obtained), each in a manner consistent with the past practice to the extent permitted by Law and shall pay or cause to be paid all Taxes required to be shown thereon as due (without limitation on SXCP’s rights to reimbursement or indemnification hereunder). SXCP shall provide each such Tax Return to Raven Holdings no later than 30 calendar days prior to the due date for filing such Tax Returns (taking into account valid extensions actually obtained) for the review and comment of Raven Holdings. SXCP and Raven Holdings will attempt in good faith to resolve any disagreements with respect to the preparation of each such Tax Return, provided that if they cannot agree, then SXCP shall timely file such Tax Return taking into account any comments from Raven Holdings with which it reasonably agrees.

(d) Federal and State Income Tax Treatment.

(i) The parties agree that for U.S. federal income tax purposes (and for purposes of any state or local Taxes that follow the federal income tax treatment), the transactions contemplated by Article 2 shall be treated as the contribution by FRLP of a proportionate part of each of the assets of the Operating Company and Jacob to SXCP in a transaction qualifying for nonrecognition of gain or loss pursuant to Section 721 of the Code, and a sale of a proportionate part of each of the assets of the Operating Company and Jacob to SXCP pursuant to Section 707 of the Code, followed by the contribution by each of FRLP and SXCP of their shares of the assets of the Operating Company and Jacob, and the contribution by SXCP of the Holdback Amount, to a new partnership constituted by the Operating Company. The parties agree to treat SXCP as having taken the assets deemed acquired by it subject to the outstanding liability of the Operating Company under the Raven Credit Agreement, and except as otherwise required by applicable Laws, to treat the amount of such liability as allocable to FRLP pursuant to Treasury Regulation Section 1.752-2.

(ii) The parties agree that a portion of the Cash Portion is being paid to reimburse Raven Holdings for capital expenditures (within the meaning of Treasury Regulations Section 1.707-4(d)) incurred with respect to the assets deemed contributed to

SXCP for U.S. federal income tax purposes. The parties estimate the amount of such capital expenditures incurred during the two-year period preceding the Closing Date will be $60,000,000. Within 45 days after the Closing, Raven Holdings will deliver a schedule to SXCP reflecting the amount of all such capital expenditures incurred during the two-year period ending on the Closing Date with respect to the assets deemed contributed to SXCP, and providing such additional documentation and information reasonably requested by SXCP to confirm the amount of such capital expenditures.

(iii) The amount of consideration treated as paid to FRLP for the proportionate part of the assets of the Operating Company and Jacob that is treated as having been sold to SXCP for U.S. federal income tax purposes shall be allocated among such assets in a manner consistent with the requirements of Section 1060 of the Code and the regulations promulgated thereunder, as well as Section 8.2(e). The parties agree that, for purposes of applying Section 704(c) of the Code to the transactions contemplated by this Agreement, the Operating Company shall adopt the “remedial allocation method” under Treasury Regulation Section 1.704-3(d) with respect to the difference between fair market value and adjusted tax basis, as of the Closing Date, of the assets treated as having been contributed to SXCP or the Operating Company for U.S. federal income tax purposes.

(iv) For federal and any applicable state or local income tax purposes, the income, gain, loss, deduction and credit (as determined for such tax purposes) arising with respect to the ownership or operation of the assets of the Operating Company or Jacob for Pre-Closing Tax Periods and the portion up to and including the Closing Date of any Straddle Period shall be included in the federal income tax information return of FRLP on IRS Form 1065, and any applicable state or local income tax returns of FRLP or its Affiliates, and the income, gain, loss, deduction and credit arising with respect to the ownership or operation of such assets for any Tax period beginning after the Closing Date and the portion beginning after the Closing Date of any Straddle Period shall be included in the federal income tax information return of the Operating Company on IRS Form 1065, and any applicable state or local income tax returns of the Operating Company or its Affiliates.

(e) Cooperation.

(i) SXCP agrees to cooperate and to cause the Operating Company and Jacob to cooperate with Raven Holdings to the extent reasonably requested after the Closing Date in connection with (A) the filing, amendment, preparation and execution of all federal, state and local Tax Returns of Raven Holdings or any of its Affiliates for any Tax period that includes the Closing Date and (B) any contests, audits or other proceedings concerning federal, state or local Taxes due from Raven Holdings or its Affiliates for any such period.

(ii) Within a reasonable time (but not more than ten (10) business days) after SXCP or any of its Affiliates receives official notice of any contest, audit or other proceeding relating to Taxes due from the Operating Company or Jacob for which indemnity may be claimed hereunder, SXCP shall notify Raven Holdings in writing of such contest, audit or other proceeding, and Raven Holdings shall have the right to control the conduct of the defense thereof at its expense, provided such contest, audit or other proceeding relates solely to Taxes for which Raven Holdings may be liable hereunder. To the extent such contest, audit or other proceeding relates to Taxes for which Raven Holdings may be liable hereunder and other items for which indemnity may not be sought hereunder, the parties shall cooperate to share control over the defense thereof, and each shall bear its own expenses. In all events, SXCP shall be entitled to participate in any defense hereunder, at its own expense, and Raven Holdings shall not settle or compromise any contest, audit or other proceeding without the prior written consent of SXCP, which shall not be unreasonably conditioned, delayed or denied.

(iii) Notwithstanding Raven Holdings’ obligations under the preceding provisions of this Section 8.2, Raven Holdings shall have no obligation to pay or to indemnify or hold SXCP or any of its Affiliates (including the Operating Company and Jacob, after the Closing) harmless from any Tax imposed or assessed as a result of (A) the failure of SXCP to notify Raven Holdings as required by paragraph (ii) above, if such failure materially adversely affects Raven Holdings’ ability to respond adequately in a timely manner to the notice of contest, audit or other proceeding, or (B) except as required by applicable Laws (and without prejudice to SXCP’s right to consent to any settlement or compromise), any action taken by SXCP or the Operating Company with respect to the defense of any contest, audit or other proceeding that Raven Holdings is entitled to control hereunder without Raven Holdings’ prior written consent, which shall not be unreasonably conditioned, delayed or denied.

(iv) Raven Holdings agrees to make available to SXCP information and documents in the custody of Raven Holdings or any of its Affiliates, and to provide further assistance and otherwise to cooperate to the extent reasonably requested by SXCP in connection with the filing of Tax Returns or defending against a contest, audit or other proceeding with respect to Taxes relating to the Operating Company or Jacob or the transactions contemplated under this Agreement.

(f) Termination of Tax-Sharing Agreements. As of the Closing, neither the Operating Company nor Jacob shall have any obligation or right with respect to under any Tax sharing or similar agreements entered into prior to the Closing with any person other than the Operating Company or Jacob.

(g) Post-Closing Restricted Actions. SXCP covenants and agrees that, during the period that commences on the Closing Date and ends on the last day of the calendar year that includes the fifth (5th) anniversary of the Closing Date, SXCP shall not engage in any of the following actions or transactions without obtaining the advanced written consent of Raven Holdings, which consent may be withheld in Raven Holdings’ sole discretion:

(i) amend any Tax Return of the Operating Company for any Pre-Closing Tax Period;

(ii) sell, exchange, or otherwise dispose of the Raven Interest or any of the Operating Company’s assets (other than in the ordinary course of business) in a transaction in which gain or loss is recognized for federal income tax purposes, except in connection with a merger, consolidation or sale of all or substantially all of the assets of SXCP; or

(iii) except as a result of a change in applicable Laws after the date hereof or in connection with a merger, consolidation or sale of all or substantially all of the assets of SXCP, undertake a transaction resulting in SXCP’s failure to qualify for the exception under Section 7704(c) of the Code.

(h) Relationship of Section 8.2 to Article 9. Any conditions or limitations set forth in Article 9 with respect to monetary amount of claims or liability shall not apply to any claim or liability to which this Section 8.2 applies or to any breach of any obligation under this Section 8.2. In the event of any inconsistency between provisions of Article 9 and Section 8.2, this Section 8.2 shall control. Raven Holdings shall have no liability under this Agreement for any Taxes of the Operating Company or Jacob except (i) as otherwise expressly provided in this Section 8.2 with respect to certain federal, state and local Taxes of the Operating Company and Jacob, (ii) without duplication, as provided in Article 9 for inaccuracy or breach of a representation or warranty made by Raven Holdings in Section 4.14 and (iii) as expressly provided in Section 2.5. For the avoidance of doubt, Section 9.6(a) shall apply with respect to indemnification payments made pursuant to this Section 8.2. Section 9.4 shall not apply to any audit, contest or other proceeding relating to Taxes.

(i) Survival. Notwithstanding any other provision of this Agreement, the covenants and obligations set forth in this Section 8.2 shall survive until, and any claim for indemnification with respect thereto must be made prior to, the expiration of the applicable statute of limitations with respect to the underlying Tax claim (including any valid extensions).

(j) Intention of the Parties. Raven Holdings and SXCP acknowledge that it is intended that payments made pursuant to this Section 8.2 will be treated as adjustment to the Consideration and Raven Holdings and SXCP agree that, unless otherwise required by applicable Laws, neither they nor any of the their respective affiliates will take any position in a filing for U.S. federal, state or local income Tax purposes that is inconsistent with this intention.

Section 8.3 Employee Matters.

(a) At least ten (10) days prior to the Closing Date, Raven Holdings shall provide SXCP with a list of all Business Employees and their current base wage or salary. As of the Closing Date, Raven Holdings shall retain, or shall cause Jacob to retain, the employment of all Business Employees except those Business Employees specifically identified by SXCP to be terminated.

(b) Raven Holdings covenants and agrees that throughout the Restricted Period, Raven Holdings and its Affiliates shall not directly or indirectly solicit, induce, encourage or attempt to solicit, induce or encourage any person who was an employee, consultant, agent or independent contractor of the Operating Company or Jacob as of the Closing Date to leave his or her employment or engagement with the Operating Company or SXCP. Further, during the Restricted Period, Raven Holdings and its Affiliates shall not directly or indirectly, on behalf of itself or another person or entity hire or engage the services of any person who was an employee, consultant, agent or independent contractor of the Operating Company or Jacob as of the Closing Date. Nothing contained in the immediately preceding two sentences shall preclude Raven Holdings or its Affiliates from hiring any person, other than Mickey Gauldin (each of whom Raven Holdings and its Affiliates may not hire during the Restricted Period), (i) who responds to general advertisements in the media, (ii) who is independently presented to Raven Holdings or one of its Affiliates by an employment agency or (iii) who is terminated following the Closing by the Operating Company, Jacob, SXCP or any of their respective Affiliates. For purposes of this Agreement, the “Restricted Period” shall mean the twenty-four (24) consecutive months after the Closing Date. The running of the Restricted Period shall be tolled for any period during which Raven Holdings or any of its Affiliates are in violation of the restrictions set forth herein. Raven Holdings acknowledges that money damages would not be a sufficient remedy for any breach of the restrictions set forth herein and as such, Raven Holdings agrees that in the event of any such breach or threatened breach, SXCP shall be entitled to seek both temporary and permanent injunctive relief and specific performance, in addition to any other relief available to SXCP under this Agreement.

Section 8.4 Administration of Accounts. All payments and reimbursements by any third party after the Closing Date in the name of or to Raven Holdings or any of its Affiliates to which SXCP, the Operating Company or Jacob is entitled in accordance with the provisions of this Agreement and the transactions contemplated hereby shall be held by Raven Holdings or any of its Affiliates for the benefit of SXCP and, within ten (10) business days of receipt by Raven Holdings or any of its Affiliates of any such payment or reimbursement, Raven Holdings or its applicable Affiliate shall pay over to SXCP the amount of such payment or reimbursement without right of set-off. All payments and reimbursements by any third party after the Closing Date in the name of or to SXCP, the Operating Company or Jacob to which Raven Holdings or any of its Affiliates is entitled in accordance with the provisions of this Agreement and the transactions contemplated hereby shall be held by SXCP, the Operating Company or Jacob for the benefit of Raven Holdings and, within ten (10) business days of receipt by SXCP, the Operating Company or Jacob of any such payment or reimbursement, SXCP, the Operating Company or Jacob shall pay over to Raven Holdings the amount of such payment or reimbursement without right of set-off.

Section 8.5 Raven Holdings’ Guarantees.

(a) SXCP shall use commercially reasonable efforts to within 90 days of the Closing Date (i) secure replacement bonds, replacement sureties, guarantees or other financial security, if applicable, reasonably acceptable to Raven Holdings and the beneficiary thereof, all of which are listed on Schedule 8.5(a)-1 and are sufficient to cause Raven Holdings’ Guarantees to be terminated or assigned to SXCP or an Affiliate thereof, such that each guarantor under Raven Holdings’ Guarantees is fully released and discharged from all liabilities and obligations under the Raven Holdings’ Guarantees from and after the Closing Date and (ii) deliver copies of all documents related to the foregoing to Raven Holdings. Except for the bonds, sureties, guarantees and other financial security listed on Schedule 8.5(a)-2, no Person other than the Operating Company has provided any bond, surety, guarantee or other financial security for the benefit of, or on behalf of, the Operating Company or Jacob.

(b) SXCP shall indemnify and defend Raven Holdings and its Affiliates (other than the Operating Company) for and hold Raven Holdings and such Affiliates harmless from and against, and pay and reimburse Raven Holdings and such Affiliates for, any and all Losses of Raven Holdings or such Affiliates, as the case may be, in respect of any Raven Holdings Guarantees arising out of a payment by Raven Holdings or such Affiliates under such guarantee after the Closing Date; provided, however, that neither Raven Holdings nor its Affiliates shall be entitled to indemnification under this clause (b) to the extent the Losses in respect of such Raven Holdings’ Guarantees shall arise out of or relate to a breach of this Agreement by Raven Holdings or its Affiliates.

ARTICLE 9

SURVIVAL; INDEMNIFICATION

Section 9.1 Limitation on and Survival of Representations and Warranties. The parties hereto agree that all representations and warranties of the parties contained in Article 3 (except Section 3.5), Sections 4.1, 4.2, and 4.18, and Sections 5.1, 5.2, 5.3, 5.4 and 5.5 and of this Agreement shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and continue indefinitely in full force and effect. The parties hereto agree that all representations and warranties made in Section 3.5, Article 4 (other than those contained in Sections 4.1, 4.2, and 4.18 as mentioned above) and Article 5 (other than those contained in Sections 5.1, 5.2, 5.2, 5.3, 5.4 as mentioned above) of this Agreement shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and continue in full force and effect until, and a claim with respect thereto must be made prior to, the date that is eighteen months after the Closing Date; provided, however, that the representations and warranties made in Section 4.12 and Section 4.14 shall survive the Closing until sixty (60) days after the expiration of the applicable statute of limitations. If notice of a claim for which indemnity is sought shall be timely made under Article 9 for a breach of a representation or warranty, such representation or warranty shall survive until such indemnification claim is finally resolved and all obligations with respect thereto are fully satisfied subject to the other limitations contained in this Article 9. Except as otherwise provided in this Agreement, all covenants contained in this Agreement to be performed before the Closing shall not survive the Closing, and all covenants contained in this Agreement to be performed at or after the Closing (including without limitation the covenants contained in this Article 9) shall survive the Closing until performed. Notwithstanding any right of SXCP (whether or not exercised) to investigate the Business or any right of any party (whether or not exercised) to investigate the accuracy of the representations and warranties of the other party contained in this Agreement, Raven Holdings and SXCP have the right to rely fully upon the representations and warranties of the other contained in this Agreement.

Section 9.2 Indemnification by Raven Holdings. Subject to the limitations set forth in Sections 9.1 and 9.5, Raven Holdings hereby agrees to indemnify, defend and hold SXCP, the Operating Company, Jacob, their Affiliates and, if applicable, their respective directors, officers, shareholders, members and employees and their heirs, successors and assigns (collectively, the “SXCP Indemnified Parties”) harmless from and against any and all claims, demands, suits, proceedings, judgments, losses, liabilities, damages, costs and expenses (including, but not limited to, reasonable attorneys’ fees and costs of enforcing the indemnification obligations hereunder) (collectively, “Losses”) imposed upon or incurred by a SXCP Indemnified Party, as a result of or in connection with any of the following:

(a) any breach of a representation or warranty made by Raven Holdings under Article 3 or Article 4 of this Agreement;

(b) the breach of, or default in the performance by Raven Holdings of, any covenant, agreement or obligation to be performed by Raven Holdings pursuant to this Agreement;

(c) any Claim arising from or related in any way to the M/V Privocean Incident; and

(d) any matter disclosed by Raven Holdings after the date hereof in a Disclosure Supplement.

Section 9.3 Indemnification by SXCP. Subject to the limitations set forth in Sections 9.1 and 9.5, SXCP hereby agrees to indemnify, defend and hold Raven Holdings, its Affiliates and, if applicable, its respective directors, officers, shareholders, members and employees and their heirs, successors and assigns (collectively, the “Raven Holdings Indemnified Parties” and collectively, with the SXCP Indemnified Parties, the “Indemnified Parties”) harmless from and against any and all Losses imposed upon or incurred by Raven Holdings, as a result of or in connection with any of the following:

(a) any breach of a representation or warranty made by SXCP in Article 5 of this Agreement; and

(b) the breach of or default in the performance by SXCP of any covenant, agreement or obligation to be performed by SXCP pursuant to this Agreement.

Section 9.4 Indemnification Procedures.

(a) All claims for indemnification by any Indemnified Party under this Article 9 with respect to third-party claims shall be asserted and resolved as set forth in this Section 9.4. In the event that any written claim or demand for which either SXCP or Raven Holdings, as the case may be (an “Indemnifying Party”), would be liable to any Indemnified Party hereunder is asserted against or sought to be collected from any Indemnified Party by a third party, such Indemnified Party shall promptly, but in no event more than 30 days following such Indemnified Party’s receipt of such claim or demand, notify the Indemnifying Party of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim or demand) (the “Claim Notice”). Unless the matter relating to the Claim Notice requires quicker action, the Indemnifying Party shall have 30 days from the personal delivery or mailing of the Claim Notice (such 30-day or shorter period, the “Notice Period”) to notify the Indemnified Party (i) whether the Indemnifying Party disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such claim or demand and (ii) whether it desires, to the extent it has the right pursuant to the other provisions of this Section, to defend the Indemnified Party against such claim or demand. All costs and expenses incurred by the Indemnifying Party in defending such claim or demand shall be a liability of, and shall be paid by, the Indemnifying Party.

(b) Except as hereinafter provided, in the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such claim or demand, the Indemnifying Party shall have the right to, at its sole cost and expense, defend the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control such defense with counsel reasonably acceptable to the Indemnified Party so long as such claim or demand does not involve (i) a conflict of interest between the Indemnifying Party or its selected counsel, on the one hand, and the Indemnified Party, on the other hand, (ii) any defenses that the Indemnified Party could make in good faith that the Indemnifying Party could not make in good faith or otherwise under applicable Law or rules of professional conduct or (iii) any request by the third party asserting such claim or demand for an injunction (whether temporary or permanent) or other remedy in equity which if successful could reasonably be expected to adversely affect the business, assets or operations of the Purchaser or its Affiliates (including Raven or Jacob). If any Indemnified Party desires to participate in any such defense, it may do so at its sole cost and expense.

(c) Except as provided below in this Section, the Indemnified Party shall not settle a claim or demand without the consent of the Indemnifying Party. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which the Indemnified Party will not withhold unreasonably), settle, compromise or offer to settle or compromise any such claim or demand on a basis that (i) would restrict or impair the future business activity, or conduct of the Indemnified Party or any Affiliate thereof, (ii) would not result in a full release of the Indemnified Party or (iii) provides for any remedy other than the payment of monetary damages.

(d) If the Indemnifying Party elects not to defend the Indemnified Party against such claim or demand, whether by not giving the Indemnified Party timely notice as provided above or otherwise, then the amount of any such claim or demand or, if the same be contested by the Indemnified Party, then that portion thereof as to which such defense is unsuccessful (and the reasonable costs and expenses pertaining to such defense), shall be the liability of the Indemnifying Party hereunder, and the Indemnified Party shall be entitled to settle or compromise such claim or demand in its sole and absolute discretion.

(e) To the extent the Indemnifying Party shall direct, control or participate in the defense or settlement of any third-party claim or demand, the Indemnified Party will give the Indemnifying Party and its counsel, without charge, access to, during normal business hours, the relevant business records and other documents, and shall permit them to consult with the employees and counsel of the Indemnified Party. The Indemnified Party shall use its commercially reasonable efforts to assist the Indemnifying Party in the defense of all such claims or demands. Notwithstanding the foregoing, the Indemnified Party shall have the right to employ separate counsel at the Indemnifying Party’s expense and solely to control its own defense of such asserted claim, demand or liability if in the reasonable written opinion of counsel to the Indemnified Party, a conflict or potential conflict exists between the Indemnifying Party and the Indemnified Party that would make such separate representation necessary under the applicable canons of ethics; provided, however, that the Indemnified Party shall not settle or compromise any such claim or demand without the consent of the Indemnifying Party, such consent not to be unreasonably withheld.

Section 9.5 Limitation of Liability. Notwithstanding the foregoing, the Indemnified Parties may not recover hereunder any amount under Section 9.2(a) or 9.2(b) or Section 9.3(a), or 9.3(b) as applicable, until the total of all Losses to Raven Holdings (on the one hand) or SXCP (on the other hand), as applicable, exceeds an amount equal to One Million Dollars ($1,000,000) (the “Basket”), in which event the Indemnified Party may recover all Losses incurred above the Basket, provided, however, that there shall be no Basket applicable to a breach of Section 4.14. The maximum aggregate liability of Raven Holdings for Losses and the maximum aggregate liability of SXCP for Losses shall never exceed, in each case, Sixty One Million Five Hundred Thousand Dollars ($61,500,000) (the “Cap”). Notwithstanding the foregoing, (a) any breach by Raven Holdings of a representation or warranty contained in Article 3, Sections 4.1, 4.2, and 4.18 (b) any breach by SXCP of a representation or warranty contained in Sections 5.1, 5.2, 5.3, 5.4 and 5.5, and any claim for indemnification from SXCP under Section 9.3(c) shall not be subject to any of the limitations set forth in this Section 9.5. The maximum aggregate liability of Raven Holdings for Losses under Section 9.2(d) shall not exceed Fifteen Million Dollars ($15,000,000). Neither the Basket nor the Cap nor the limitation set forth in the preceding sentence shall apply in the case of any Loss caused by the fraud, intentional misrepresentation or willful misconduct of the indemnifying party or any indemnification pursuant to Section 9.2(d).

Section 9.6 Computation of Losses Subject to Indemnification; Knowledge of Breach.

(a) For the purposes of determining the amount of any Losses resulting from a breach or inaccuracy of any representation, warranty or covenant of Raven Holdings or FRLP, any “materiality” or “Material Adverse Effect” qualifiers or words of similar import contained in such representation, warranty or covenant given rise to the claim of indemnity hereunder shall in case be disregarded and without effect (as if such standard or qualification were deleted from such representation, warranty or covenant).

(b) The amount of any Loss for which indemnification is provided under this Article 9 shall (i) be computed net of any third party insurance proceeds or other recovery actually received by the Indemnified Party in connection with such Loss (less any deductible or other costs or fees incurred by the Indemnified Party in obtaining such insurance proceeds and any increased premiums as a result thereof) and (ii) exclude punitive, exemplary, consequential or similar damages and lost profits (except to the extent due to a party other than the Indemnified Party or its Affiliates). The Indemnified Party shall use its commercially reasonable efforts to obtain third party insurance proceeds to which the Indemnified Party is entitled in connection with any Loss for which the Indemnified Party seeks indemnification pursuant to this Article 9. If the Indemnifying Party believes, in its reasonable business judgment, that the Indemnified Party has a claim for indemnity in connection with any Loss against any person(s) who may be liable for such indemnity, the Indemnifying Party may deliver a written notice to the Indemnified Party describing the facts and circumstances giving rise to such claim and stating that the Indemnifying Party intends to fund the prosecution of such claim. If the Indemnifying Party elects, by delivery of such notice, to fund the prosecution of such claim, the Indemnified Party shall exercise commercially reasonable efforts to obtain indemnification from such person(s) at the Indemnifying Party’s sole expense; provided, that the Indemnified Party shall direct and control the prosecution of such claim and, notwithstanding anything to the contrary herein, shall not be required to pursue any such indemnification claim or agree to any settlement or compromise of such claim if such settlement or compromise (i) would restrict or impair the future business activity or conduct of the Indemnified Party or any Affiliate thereof, (ii) would not result in a full release of the Indemnified Party or (iii) provides for any remedy other than the payment of monetary damages.

(c) The representations, warranties, covenants and agreements made herein, together with the indemnification provisions herein, are intended among other things to allocate the economic cost and the risks inherent in the transactions contemplated hereby between the parties and, accordingly, a party shall be entitled to the indemnification or other remedies provided in this Agreement by reason of any breach of any such representation, warranty, covenant or agreement by the other party notwithstanding whether any employee, representative or agent of the party seeking to enforce a remedy knew or had reason to know of such breach. The foregoing sentence does not apply to SXCP, Operating Company or Jacob claims arising out of the breach of provisions in Article 6.

Section 9.7 Exclusive Remedy. Except in the case of fraud, intentional misrepresentation or willful misconduct the parties’ sole and exclusive recourse against each other after the Closing for any Losses or claim of Losses arising out of or relating to this Agreement shall be expressly limited to the provisions of this Article 9.

Section 9.8 Intention of the Parties. Raven Holdings and SXCP acknowledge that it is intended that payments made pursuant to this Article 9 will be treated as adjustments to the Consideration and Raven Holdings and SXCP agree that, unless otherwise required by applicable Laws, neither they nor any of their respective Affiliates will take any position in a filing for U.S. federal, state or local income Tax purposes that is inconsistent with this intention.

Section 9.9 No Contribution. No Indemnifying Party or its employees or agents shall have any right of contribution, right of indemnity or other right or remedy against the Operating Company in connection with any indemnification obligation or any other liability to which she, he or it may become subject under or in connection with this Agreement.

ARTICLE 10

TERMINATION

Section 10.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing Date as follows:

(a) by mutual written consent of SXCP and Raven Holdings;

(b) by SXCP or Raven Holdings if the Closing Date shall not have occurred on or before September 30, 2015 (the “Expiration Date”) (provided that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any party whose willful failure to fulfill any obligation under this Agreement has been the cause of, or has resulted in, the failure of the Closing Date to occur on or before such date);

(c) by SXCP or Raven Holdings, if any court or other Governmental Authority of competent jurisdiction shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and non-appealable;

(d) by SXCP, (i) if any of the conditions precedent to the obligation of SXCP to close as set forth in Article 7 of this Agreement shall not have been fulfilled on or prior to the Expiration Date (provided that the right to terminate this Agreement under this Section 10.1(d)(i) shall not be available to SXCP if the failure of Raven Holdings to fulfill any obligation under Article 7 of this Agreement has been caused by, or is the direct result of, any acts or omissions of SXCP; (ii) in the event of any material breach by Raven Holdings of any of the representations, warranties, covenants or other agreements contained herein, which breach has not been cured within ten (10) Business Days of written notice from SXCP to Raven Holdings of such breach; or (iii) any of the Required Consents shall have been obtained on terms and conditions materially adverse to the interests of SXCP; and

(e) by Raven Holdings, (i) if any of the conditions precedent to the obligation of Raven Holdings to close as set forth in Article 7 of this Agreement shall not have been fulfilled on or prior to the Expiration Date (provided that the right to terminate this Agreement under this Section 10.1(d) shall not be available to Raven Holdings if the failure of SXCP to fulfill any obligation under Article 7 of this Agreement has been caused by, or is the direct result of, any acts or omissions of Raven Holdings; or (ii) in the event of any material breach by SXCP of any of the representations, warranties, covenants or other agreements contained herein, which breach has not been cured within ten (10) Business Days of written notice from Raven Holdings to SXCP of such breach.

Section 10.2 Effect of Termination. If this Agreement is terminated pursuant to Section 10.1 and the transactions contemplated by this Agreement are not consummated, all further obligations of the parties under or pursuant to this Agreement shall terminate without further liability of either party to the other; provided, however, the obligations contained in this Section 10.2, Section 6.5, Section 6.6, and Section 11.2 of this Agreement shall survive any such termination. Nothing contained in this Section 10.2 shall relieve any party from liability for any willful and material breach of this Agreement.

ARTICLE 11

MISCELLANEOUS

Section 11.1 Disclosure Schedules. Raven Holdings has delivered to SXCP on or before the date of this Agreement the numbered schedules specifically referenced in this Agreement (each a “Schedule” and, collectively, the “Schedules”). The parties acknowledge and agree that (i) the Schedules to this Agreement may include certain items and information solely for information purposes for the convenience of SXCP and (ii) the disclosure by Raven Holdings or the Operating Company of any matter in the Schedules will not be deemed to constitute an acknowledgement by Raven Holdings or the Operating Company that the matter is required to be disclosed by the terms of this Agreement or that the matter is material.

Section 11.2 Entire Agreement. This Agreement and the documents referred to herein and to be delivered pursuant hereto constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions of the parties, whether oral or written, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof, except as specifically set forth herein or therein.

Section 11.3 Expenses. Whether or not the transactions contemplated by this Agreement are consummated, each of the parties hereto shall pay the fees and expenses of their respective counsel, investment bankers, financial advisors, accountants and other experts and the other expenses incident to the negotiation and preparation of this Agreement and consummation of the transactions contemplated hereby; provided, however, that Raven Holdings shall be solely liable for any and all Company Transaction Expenses.

Section 11.4 Amendment. This Agreement may not be amended except by an instrument in writing signed by all of the parties.

Section 11.5 Governing Law. This Agreement shall be construed and interpreted according to the laws of the State of Delaware, including all matters of construction, validity and performance, without regard to any choice of law provision or rule (whether of the State of Delaware of any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 11.6 Submission to Jurisdiction: Selection of Forum. Each party hereto agrees that any action or proceeding for any claim arising out of or related to this Agreement or the transactions contained in or contemplated by this Agreement, whether in tort or contract or at law or in equity, shall be brought only in a United States federal or state court sitting in the New Castle County Delaware (a “Chosen Court”), and each party irrevocably (a) submits to the jurisdiction of the Chosen Courts (and of their appropriate appellate courts), (b) waives any objection to laying venue in any such action or proceeding in either Chosen Court, (c) waives any objection that such Chosen Court is an inconvenient forum for the action or proceeding, and (d) agrees that, in addition to other methods of service provided by law, service of process in any such action or proceeding shall be effective if provided in accordance with Section 11.7 of this Agreement, and the effective date of such service of process shall be as set forth in Section 11.7. FURTHER, EACH PARTY EXPRESSLY WAIVES ANY AND ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTAINED IN OR CONTEMPLATED THEREBY.

Section 11.7 Assignment. This Agreement and each party’s respective rights hereunder may not be assigned at any time except as expressly set forth herein without the prior written consent of the other parties; provided, however, that SXCP may assign, in whole or in part, this Agreement and its rights and obligations hereunder to (a) an Affiliate without obtaining prior written consent as required by this Section provided that SXCP remains jointly and severally responsible with such Affiliate for the assigned rights and obligations and that the SXCP Guaranty Agreement remains in full force and effect or (b) any lenders, for collateral security purposes, that provide financing to SXCP or its Affiliates.

Section 11.8 Notices . Any notice or demand to be given hereunder shall be in writing and deemed given when personally delivered, sent by electronic mail (established by evidence of receipt of such transmission), overnight courier or deposited in the mail, postage prepaid, sent certified or registered, return receipt requested, and addressed as set forth below or to such other address as any party shall have previously designated by such a notice. Any notice so delivered personally or by electronic mail shall be deemed to be received on the date of delivery or transmission by electronic mail; any notice so sent by overnight courier shall be deemed to be received on the date received; and any notice so mailed shall be deemed to be received on the date stamped on the receipt (rejection or other refusal to accept or inability to deliver because of a change of address of which no notice was given shall be deemed to be receipt of the notice).

If to Raven Holdings:

Raven Energy Holdings LLC

3801 PGA Boulevard, Suite 903

Palm Beach Gardens, FL 33410

Attention: Timothy Elliott and Trey Jackson

Email: telliott@clineres.com and tjackson@clineres.com

With a copy (not constituting notice) to:

Bailey & Glasser LLP

209 Capitol Street

Charleston, West Virginia 25301

Attention: Brian A. Glasser

Email: bglasser@baileyglasser.com

and

If to SXCP:

SunCoke Energy Partners, L.P.

1011 Warrenville Road, Suite 600

Lisle, IL 60532

Attention: Mike Hardesty

Email: pmhardesty@suncoke.com

With a copy to:

SunCoke Energy Partners, L.P.

1011 Warrenville Road, Suite 600

Lisle, IL 60532

Attention: General Counsel

Email: drcade@suncoke.com

Section 11.9 Counterparts; Headings, Facsimile/PDF. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement. The Table of Contents and Article and Section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof. This Agreement, and any amendments hereto or, to the extent signed and delivered by means of a facsimile machine or electronic transmission in portable document format (pdf), shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party hereto, each other party hereto shall re-execute original forms thereof and deliver them to the other party hereto.

Section 11.10 Specific Performance; Waiver of Certain Damages. The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity. Notwithstanding the foregoing, neither party is entitled to recover incidental, consequential, or punitive damages.

Section 11.11 Interpretation. Unless the context requires otherwise, all words used in this Agreement in the singular number shall extend to and include the plural, all words in the plural number shall extend to and include the singular and all words in any gender shall extend to and include all genders. This Agreement has been fully negotiated by the parties and shall not be construed by any Governmental Authority against either party as the drafting party.

Section 11.12 Severability. If any provision, clause or part of this Agreement, or the application thereof under certain circumstances, is held invalid, illegal or unenforceable, the remainder of this Agreement, or the application of such provision, clause or part under other circumstances, shall not be affected thereby. Further, such invalid, illegal or unenforceable provision or application thereof shall be modified to the extent necessary such that it and the Agreement shall then be enforced to the maximum extent allowed by applicable law.

Section 11.13 No Reliance. No third party is entitled to rely on any of the representations, warranties and agreements contained in this Agreement, and Raven Holdings and SXCP assume no liability to any third party because of any reliance on the representations, warranties and agreements of Raven Holdings and SXCP contained in this Agreement, other than the commitments of SXCP that are set forth in Section 8.3 (which are intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

Section 11.14 Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

Section 11.15 Bulk Sales Laws. SXCP hereby waives compliance by Raven Holdings with any applicable bulk sales law, and Raven Holdings agrees to indemnify SXCP and hold SXCP harmless from and against any and all liability thereunder, provided, however, that this indemnity shall not affect the obligation of SXCP to pay and discharge all liabilities of the Operating Company and no indemnity is made under this Section 11.15 with respect to such liabilities.

[signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

RAVEN ENERGY HOLDINGS LLC:

By:	/s/ JOHN DICKINSON
Name:	John Dickinson
Title:	Authorized Person

SUNCOKE ENERGY PARTNERS, L.P.

By:	/s/ MIKE HARDESTY
Name:	Mike Hardesty
Title:	Senior Vice President